SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12

LIVEPERSON, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 30, 2010

Dear LivePerson Stockholders:

On behalf of the Board of Directors of LivePerson, Inc., I cordially invite you to attend our Annual Meeting of Stockholders, which will be held on June 15, 2010 at 10:00 a.m. (Eastern Daylight time) at the Courtyard by Marriott Hotel (Manhattan Times Square South), Meeting Room A, 114 West 40th Street, New York, New York 10018 (Tel:212-391-0088).

The purposes of this meeting are:

•	the election of two directors;
•	the approval of our 2010 Employee Stock Purchase Plan;
•	the ratification of the Audit Committee’s appointment of BDO Seidman, LLP as our independent registered public accounting firm; and
•	to act upon such other business as may properly come before the Annual Meeting.

You will find attached a Notice of Annual Meeting of Stockholders and a Proxy Statement that contain more information about the matters to be considered at the Annual Meeting. Please give all of this information your careful attention. The Board of Directors recommends a vote FOR the director nominees pursuant to Item 1 in the Notice and a vote FOR the proposals listed as Item 2 and Item 3 in the Notice.

You will also find enclosed a Proxy Card appointing proxies to vote your shares at the Annual Meeting. If you do not plan to attend the Annual Meeting in person, please sign, date and return your Proxy Card as soon as possible so that your shares can be represented and voted in accordance with your instructions. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

The Proxy Statement and the enclosed Proxy Card are first being mailed on or about May 4, 2010 to stockholders entitled to vote. Our 2009 Annual Report to Stockholders is being mailed with the Proxy Statement.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Robert P. LoCascio
Chairman of the Board and
Chief Executive Officer

LIVEPERSON, INC.

462 Seventh Avenue, 3rd Floor
New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:00 A.M. ON JUNE 15, 2010

TO THE STOCKHOLDERS OF LIVEPERSON, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of LivePerson, Inc., a Delaware corporation (the “Company”), will be held at the Courtyard by Marriott Hotel (Manhattan Times Square South), Meeting Room A, 114 West 40th Street, New York, New York 10018 (Tel: 212-391-0088) on June 15, 2010 at 10:00 a.m. (Eastern Daylight time) for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

(1)	To elect two Class I directors to serve until the 2013 Annual Meeting of Stockholders or in each case until such director’s successor shall have been duly elected and qualified;
(2)	To approve the Company’s 2010 Employee Stock Purchase Plan;
(3)	To ratify the Audit Committee’s appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010; and
(4)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 28, 2010 (the “record date”) will be entitled to notice of, and to vote at, the Annual Meeting, and any adjournments or postponements thereof. The stock transfer books of the Company will remain open between the record date and the date of the Annual Meeting, and any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting, and any adjournments or postponements thereof, will be available for inspection at the Annual Meeting, and any adjournments or postponements thereof, and for a period of 10 days prior to the meeting during regular business hours at the offices of the Company listed above.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting in person, your vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed Proxy Card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. Should you receive more than one Proxy Card because your shares are registered in different names and addresses, each Proxy Card should be signed and returned to assure that all your shares will be voted. You may revoke your proxy in the manner described in the Proxy Statement at any time prior to it being voted at the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors

/s/ Timothy E. Bixby

Timothy E. Bixby
President, Chief Financial Officer and Director

New York, New York
April 30, 2010

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

LIVEPERSON, INC.

462 Seventh Avenue, 3rd Floor
New York, New York 10018

PROXY STATEMENT

General

This Proxy Statement is furnished to the stockholders of record of LivePerson, Inc., a Delaware corporation, or LivePerson or the Company, as of the record date, in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on June 15, 2010, and at any adjournments or postponements thereof. The Annual Meeting will be held at 10:00 a.m. (Eastern Daylight time) at the Courtyard by Marriott Hotel (Manhattan Times Square South), Meeting Room A, 114 West 40th Street, New York, New York 10018 (Tel: 212-391-0088). This Proxy Statement and the accompanying Proxy Card and Notice of Annual Meeting of Stockholders are first being mailed on or about May 4, 2010 to all stockholders entitled to vote at the Annual Meeting and at any adjournments or postponements thereof.

Voting

The specific matters to be considered and acted upon at the Annual Meeting are:

(i)	the election of two directors;
(ii)	the approval of the Company’s 2010 Employee Stock Purchase Plan;
(iii)	the ratification of the Audit Committee’s appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and
(iv)	to act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

These matters are described in more detail in this Proxy Statement.

On the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof, 50,882,136 shares of the Company’s common stock were issued and outstanding. No shares of the Company’s preferred stock, par value $0.001 per share, were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on the record date. Stockholders may not cumulate votes in the election of directors.

The stock transfer books of the Company will remain open between the record date and the date of the Annual Meeting, and any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting, and any adjournments or postponements thereof, will be available for inspection at the Annual Meeting, and any adjournments or postponements thereof, and for a period of ten days prior to the meeting during regular business hours at the offices of the Company listed above.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote). Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

If a quorum is present, the two nominees who receive the greatest number of votes properly cast (in person or by proxy) will be elected as Class I Directors. Neither abstentions nor broker non-votes will have any effect on the outcome of voting with respect to the election of the Class I directors. Stockholders may not cumulate votes for the election of directors.

Proposals other than for the election of directors shall be approved by the affirmative vote of the holders of a majority of the shares of the Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will be counted towards the tabulations of votes cast on these proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such a proposal has been approved.

Under the General Corporation Law of the State of Delaware, stockholders are not entitled to dissenter’s rights with respect to any matter to be considered and voted on at the Annual Meeting, and the Company will not independently provide stockholders with any such right.

Proxies

If the enclosed Proxy Card is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If a signed and returned Proxy Card does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the Class I directors proposed by the Board, unless the authority to vote for the election of such directors is withheld. In addition, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal 2 and Proposal 3 described in this Proxy Statement and as the proxy holders deem advisable for all other matters as may properly come before the Annual Meeting. You may revoke or change your proxy at any time before the Annual Meeting by filing with the Secretary of the Company, at the Company’s principal executive offices at 462 Seventh Avenue, 3rd Floor, New York, New York 10018, a notice of revocation or another signed Proxy Card with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the enclosed Proxy Card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Important Notice of Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 15, 2010

Our proxy materials including our Proxy Statement, Annual Report on Form 10-K and proxy card are available on the Internet and may be viewed and printed, free of charge, at http://liveperson2010.investorroom.com.

Deadline for Receipt of Stockholder Proposals

In order to be considered for inclusion in the Company’s Proxy Statement and Proxy Card relating to the 2011 Annual Meeting of Stockholders, any proposal by a stockholder submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by the Company at its principal executive offices in New York, New York, on or before December 31, 2010. In addition, under the Company’s bylaws, any proposal for consideration at the 2011 Annual Meeting of Stockholders submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it is received by the Secretary of the Company at its principal executive offices between the close of business on February 15, 2011 and the close of business on March 17, 2011, and is otherwise in compliance with the requirements set forth in the Company’s bylaws. The proxy solicited by the Board of Directors for the 2011 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

IMPORTANT ADDITIONAL VOTING INFORMATION FOR THE 2010 ANNUAL MEETING

If you hold your shares through a broker, bank or other financial institution, the U.S. Securities and Exchange Commission, or the SEC, has approved a New York Stock Exchange rule that changes the manner in which your vote in the election of directors will be handled at our upcoming 2010 annual meeting of stockholders.

Stockholders who hold shares of LivePerson through a broker, bank or other financial institution receive proxy materials before each stockholder meeting. In the past, if you did not transmit your voting instructions before the stockholder meeting, your broker was allowed to vote on your behalf on the election of directors and other matters considered to be routine.

A New Rule for Stockholder Voting

Effective as of January 1, 2010, your broker is no longer permitted to vote on your behalf on the election of directors unless you provide specific instructions by completing and returning the proxy card or following the instructions provided to you to vote your shares via telephone or the Internet. For your vote to be counted, you now will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the stockholder meeting.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of your company and to fulfill the objectives of the majority voting standard that we apply in the election of directors. Please review the proxy materials and follow the instructions on the proxy card to vote your shares. We hope you will exercise your rights and fully participate as a stockholder in our future.

More Information Is Available

If you have any questions about this new rule or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. Additionally, you may contact our Investor Relations Department at http://solutions.liveperson.com/company/ir/.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE — ELECTION OF DIRECTORS

General

The Company’s Fourth Amended and Restated Certificate of Incorporation provides for a classified Board of Directors, consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. At the annual meeting of stockholders in the year in which the term of a class of directors expires, director nominees in such class will stand for election to three-year terms. With respect to each class, a director’s term will be subject to the election and qualification of such director’s successor, or the earlier death, resignation or removal of such director.

The Board consists of six persons, as follows:

Class I (current term ends upon this Annual Meeting)	Class II (current term ends upon 2011 Annual Meeting)	Class III (current term ends upon 2012 Annual Meeting)
Emmanuel Gill	Steven Berns	Kevin C. Lavan
William G. Wesemann	Timothy E. Bixby	Robert P. LoCascio

The term of office for the two Class I directors listed above expires at the Annual Meeting. The Board has selected Messrs. Gill and Wesemann, the current Class I directors, as nominees for Class I directors whose term of office will expire at the 2013 Annual Meeting of Stockholders.

Messrs. Gill and Wesemann have agreed to be named as nominees and to continue to serve as directors, if elected, and management has no reason to believe that they will be unavailable to serve. If either Mr. Gill or Mr. Wesemann is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR Messrs. Gill and Wesemann. The proxies solicited by this Proxy Statement cannot be voted for a greater number of persons than the number of nominees named.

Required Vote

The Class I directors shall be elected by the affirmative vote of a plurality of the shares of the common stock present at the Annual Meeting, in person or by proxy, and entitled to vote in the election of directors. Pursuant to applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of the vote and will not be voted for directors.

Nominees for Term Ending upon the 2013 Annual Meeting of Stockholders (Class I)

Emmanuel Gill, 71, has been a director since July 2001. Since 1999, Mr. Gill has been President and Chief Executive Officer of Gilbridge Holdings Ltd., a private company which invests in Israeli technology start-up businesses and assists them in entering the United States market. Mr. Gill was a director of our subsidiary HumanClick Ltd., which we acquired in October 2000. Between 1979 and 1999, Mr. Gill was President and Chief Executive Officer of Elbit Ltd., an Israeli manufacturer of electronics for the defense, communications and medical industries. In 1996, Elbit completed a strategic spin-off, forming three separate publicly-traded companies, and Mr. Gill remained Chairman of each of the Elbit spin-offs until forming Gilbridge in 1999. Mr. Gill received a B.S. from the Technion, Israel Institute of Technology. The Company believes that Mr. Gill’s financial and business expertise, including his background serving as Chief Executive of a major, global corporation, a director on several boards, and as an investor in, and advisor to, technology companies, qualify and enable him to make a significant and valuable contribution as a director of the Company.

William G. Wesemann, 53, has been a director since November 2004. Since October 2002, Mr. Wesemann has been an independent consultant. Between January 2001 and October 2002, Mr. Wesemann was Chief Executive Officer of NextPage, Inc., a provider of document management systems. Between

August 2000 and January 2001, Mr. Wesemann was Chief Executive Officer of netLens Inc., which was acquired by NextPage and offered a peer-to-peer platform for creating distributed applications. Between May 1996 and May 2000, Mr. Wesemann was Vice President of Sales of Genesys Telecommunications Laboratories, Inc., a leader in computer-telephony integration. Mr. Wesemann received a B.A. from Glassboro State College (now called Rowan University). The Company believes that Mr. Wesemann’s business expertise and technology industry background, including his experience serving in chief executive and sales leadership roles at successful technology companies, qualify and enable him to make a make a significant and valuable contribution as a director of the Company.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF MESSRS. GILL AND WESEMANN.

Continuing Directors for Term Ending upon the 2011 Annual Meeting of Stockholders (Class II)

Steven Berns, 45, has been a director since April 2002. Since May 2009, Mr. Berns has served as Executive Vice President & Chief Financial Officer of Revlon, Inc. From November 2007 to May 2009, Mr. Berns served as Chief Financial Officer of Trade Web, LLC, a leading over-the-counter, multi-asset class online marketplace for electronic securities trading and trade processing. From November 2005 until July 2007, Mr. Berns served as President, Chief Financial Officer and a director of MDC Partners Inc., a marketing communications company. From September 2004 until November 2005, Mr. Berns was Vice Chairman and Executive Vice President of MDC Partners. From August 1999 until September 2004, Mr. Berns was Senior Vice President and Treasurer of The Interpublic Group of Companies, Inc., an organization of advertising agencies and marketing services companies. Before that, Mr. Berns held a variety of positions in finance at Revlon, Inc. from April 1992 to August 1999, becoming Vice President and Treasurer in 1996. Prior to joining Revlon, Mr. Berns worked at Paramount Communications Inc. and at a predecessor public accounting firm of Deloitte & Touche. Mr. Berns is a Certified Public Accountant and received a M.B.A. from New York University and a B.S. from Lehigh University. The Company believes that Mr. Berns’s financial and business expertise, including his background serving as Chief Financial Officer of several industry-leading corporations, and his prior service in executive management and director roles, qualify and enable him to make a make a significant and valuable contribution as a director of the Company.

Timothy E. Bixby, 45, has been a director since October 1999. Mr. Bixby has served as our Chief Financial Officer since June 1999, and our President since March 2001. In addition, Mr. Bixby was an Executive Vice President from January 2000 until March 2001 and our Secretary from October 1999 until April 2007. From March 1999 until May 1999, Mr. Bixby was a private investor. From January 1994 until February 1999, Mr. Bixby was Vice President of Finance for Universal Music & Video Distribution Inc., a manufacturer and distributor of recorded music and video products, where he was responsible for internal financial operations, third party distribution deals and strategic business development. From October 1992 through January 1994, Mr. Bixby was Associate Director, Business Development, with the Universal Music Group. Prior to that, Mr. Bixby worked for Credit Suisse First Boston’s mergers and acquisitions group as a financial analyst. Mr. Bixby received an M.B.A. from Harvard University and an A.B. from Dartmouth College. The Company believes that Mr. Bixby’s financial and business expertise, together with his deep institutional knowledge of the Company, qualify and enable him to make a significant and valuable contribution as a director of the Company.

Continuing Directors for Term Ending upon the 2012 Annual Meeting of Stockholders (Class III)

Kevin C. Lavan, 57, has been a director since 2000. Since April 2010, Mr. Lavan has been Senior Vice President, Worldwide Controller of IMG, the world’s premier and most diversified sports, entertainment and media company. From July 2008 to April 2010, Mr. Lavan was Chief Financial Officer of Paradysz Matera Company, Inc., a direct marketing and digital marketing agency. From August 2007 until July 2008, Mr. Lavan was an independent consultant. From November 2004 until August 2007, Mr. Lavan served advertising agencies affiliated with MDC Partners, Inc. in various capacities. Between October 2000 and November 2004, Mr. Lavan served as an independent consultant to marketing services organizations. In addition, between January 2001 and September 2002, Mr. Lavan was President and Chief Operating Officer of NowMarketing,

Inc., formerly known as Elbit VFlash, Inc. From March 1999 until October 2000, Mr. Lavan was an Executive Vice President of Wunderman, the direct marketing and customer relationship marketing division of Young & Rubicam Inc. From February 1997 to March 1999, Mr. Lavan was Senior Vice President of Finance at Young & Rubicam. From 1984 to February 1997, Mr. Lavan held various positions at Viacom Inc., including Controller, and Chief Financial Officer for Viacom’s subsidiary, MTV Networks. Mr. Lavan is a Certified Public Accountant. Mr. Lavan received a B.S. from Manhattan College. The Company believes that Mr. Lavan’s financial and business expertise, and his industry knowledge, including his background serving in financial and operational roles at several leading advertising and marketing organizations, qualify and enable him to make a significant and valuable contribution as a director of the Company.

Robert P. LoCascio, 41, has been our Chief Executive Officer and Chairman of our Board of Directors since our inception in November 1995. In addition, Mr. LoCascio was our President from November 1995 until January 2001. Mr. LoCascio founded our Company as Sybarite Interactive Inc., which developed a community-based web software platform known as TOWN. Before founding Sybarite Interactive, through November 1995, Mr. LoCascio was the founder and Chief Executive Officer of Sybarite Media Inc. (known as IKON), a developer of interactive public kiosks that integrated interactive video features with advertising and commerce capabilities. Mr. LoCascio was named a New York City Ernst & Young Entrepreneur of the Year finalist in 2001 and 2008. Mr. LoCascio received a B.B.A. from Loyola College. The Company believes that Mr. LoCascio’s business and technology industry experience, vision for innovation, and deep institutional knowledge of the Company, qualify and enable him to make a significant and valuable contribution as a director of the Company.

Director Independence

The Board of Directors applies the standards of The Nasdaq Stock Market, or NASDAQ, and Rule 10A-3 promulgated by the SEC in determining whether a director is “independent.” NASDAQ rules generally provide that no director or nominee for director qualifies as “independent” unless the Board of directors affirmatively determines that such person has no relationship with the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Specifically, the following persons may not be considered independent: (i) a director or nominee for director who is, or at any time during the past three years was, employed by the Company or by any subsidiary of the Company; (ii) a director or nominee for director who accepts, or has a family member who accepts, any payments from the Company or any subsidiary of the Company in excess of $120,000 during any period of twelve consecutive months within any of the past three fiscal years preceding the determination of independence other than (1) compensation for Board or Board Committee service, (2) compensation paid to a family member who is a non-executive employee of the Company or a subsidiary of the Company or (3) benefits under a tax-qualified retirement plan, or non-discretionary compensation; (iii) a director or nominee for director who has a family member who is, or at any time during the past three years was, employed by the Company or any subsidiary of the Company as an executive officer; (iv) a director or nominee for director who is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceeded 5% of the recipient’s consolidated gross revenues for that year or $200,000, whichever is more, other than (1) payments arising solely from investments in the Company’s securities or (2) payments under non-discretionary charitable contribution matching programs; (v) a director or nominee for director who is, or has a family member who is, employed as an executive officer of another entity at any time during the past three years where any of the executive officers of the Company serves on the compensation committee of such other entity; and (vi) a director or nominee for director who is, or has a family member who is, a current partner of the Company’s independent registered public accounting firm, or was a partner or employee of the Company’s independent registered public accounting firm, who worked on the Company’s audit at any time during the past three years. Rule 10A-3 provides a safe harbor position that a person who is not the beneficial owner, directly or indirectly, of more than 10% of our common stock, and who is not one of our executive officers, will not be deemed to be an affiliate of us for purposes of satisfying the audit committee member independence rules.

The Board of Directors, in applying the above-referenced standards, has affirmatively determined that each of the following individuals is an “independent” director of the Company: Messrs. Berns, Gill, Lavan and Wesemann. As part of the Board’s process in making such determination, each such director provided confirmation that (a) all of the above-cited objective criteria for independence are satisfied and (b) each such director has no other relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Committees and Meetings

The Board of Directors held six meetings during the fiscal year ended December 31, 2009, which we refer to in this Proxy Statement as the 2009 Fiscal Year. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Those committees are composed of the following members:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Steven Berns	Steven Berns (Chair)	Steven Berns
Emmanuel Gill	Emmanuel Gill	Emmanuel Gill
Kevin C. Lavan (Chair)	William G. Wesemann	Kevin C. Lavan
William G. Wesemann (Chair)

In the 2009 Fiscal Year, each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which such director served (in each case for meetings held during the period in the 2009 Fiscal Year for which such director served).

Directors who are not members of the Company’s management meet at regularly scheduled executive sessions without members of management present. At least two of these meetings each year are to include only those directors who are independent under the current listing standards of NASDAQ. Currently, all non-employee directors are independent.

While the Company has not adopted a formal policy with regard to attendance by members of the Board of Directors at annual stockholder meetings, all members of the Board are encouraged to attend the Company’s annual meeting of stockholders. At the 2009 Annual Meeting, three of our directors attended.

Audit Committee

The Audit Committee appoints our independent registered public accounting firm, subject to ratification by our stockholders, reviews the plan for and the results of the independent audit, approves the fees of our independent registered public accounting firm, reviews with management and the independent registered public accounting firm our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between LivePerson and its officers, directors and affiliates and performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. Each member of the Audit Committee is independent, as independence is defined for purposes of Audit Committee membership by the listing standards of NASDAQ and the applicable rules and regulations of the SEC. The Audit Committee held four meetings during the 2009 Fiscal Year.

The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements, including LivePerson’s balance sheet, income statement and cash flow statement, as required by NASDAQ rules. In addition, the Board has determined that Mr. Lavan satisfies the NASDAQ rule requiring that at least one member of our Board’s Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, including being, or having been, a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board has also determined that Mr. Lavan is an “audit committee financial expert” as defined by the SEC.

Compensation Committee

The Compensation Committee of our Board of Directors recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors and other individuals whom we compensate. The Compensation Committee also administers our compensation plans. The Compensation Committee also performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. Each member of the Compensation Committee is independent, as independence is defined for purposes of Compensation Committee membership by the listing standards of NASDAQ. The Compensation Committee deliberated as needed during regularly scheduled and special board meetings during the 2009 Fiscal Year.

In making its determinations with respect to executive compensation, the Compensation Committee has not historically engaged the services of a compensation consultant. The Compensation Committee annually reviews competitive compensation data prepared by Culpepper and Associates, a provider of worldwide salary surveys and data for compensation and employee benefit programs in the technology industry, as well as compensation data made publicly available by peer group companies. The Compensation Committee has the authority to retain, terminate and set the terms of the Company’s relationship with any outside advisors who assist the Committee in carrying out its responsibilities.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of our Board of Directors is responsible for identifying individuals qualified to become Board members, recommending to our Board the persons to be nominated for election as directors and to each of the Board’s committees, reviewing and making recommendations to the Board with respect to management succession planning, developing and recommending to the Board corporate governance principles, and overseeing evaluation of the Board as needed. The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under “Director Nomination Process.” Each member of the Nominating and Corporate Governance Committee is independent, as defined under the rules of NASDAQ. The Nominating and Corporate Governance Committee deliberated as needed during regularly scheduled board meetings during the 2009 Fiscal Year.

Director Nomination Process

The processes established by our Nominating and Corporate Governance Committee Charter to identify and evaluate director candidates include requests to Board members and others for recommendations, evaluation of biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board, all on an as-needed basis from time to time.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, our Nominating and Corporate Governance Committee will apply the criteria attached to the Nominating and Corporate Governance Committee’s charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Specific weighting is not assigned to the criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. The Nominating and Corporate Governance Committee has the authority to, but did not in 2009, retain a third party executive search firm to identify or assist in the evaluation of candidates.

The Nominating and Corporate Governance Committee does not have a formal diversity policy with respect to the identification and recommendation of individuals for membership on the Company’s Board of Directors. However, in carrying out this responsibility, the Nominating and Corporate Governance Committee values differences in professional experience, educational background, viewpoint and other individual qualities and attributes that facilitate and enhance the oversight by the Board of Directors of the business and affairs of the Company.

The Nominating and Corporate Governance Committee will also consider as potential nominees for our Board persons recommended by stockholders. Stockholders wishing to bring a nomination for a director candidate at a stockholders meeting must give written notice to LivePerson’s Corporate Secretary, pursuant to the procedures set forth under “Communicating with the Board of Directors” and subject to the deadline set forth under “Deadline for Stockholder Proposals.” The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC and LivePerson’s bylaws. Our bylaws can be accessed in the “Company — Investor Relations” section of our website at www.solutions.liveperson.com.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Nominating and Corporate Governance Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on the information provided to the Nominating and Corporate Governance Committee concerning the prospective candidate, as well as the Nominating and Corporate Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination will be based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Nominating and Corporate Governance Committee determines, in consultation with other Board members as appropriate, that additional consideration is warranted, it may gather or request the third party search firm to gather additional information about the prospective nominee’s background and experience. The Nominating and Corporate Governance Committee then will evaluate the prospective nominee, taking into account whether the prospective nominee is independent within the meaning of the listing standards of NASDAQ and such other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or Compensation Committee expertise, the prospective nominee’s skills and experience, the diversity of the member’s skills and experience in areas that are relevant to the Company’s businesses and activities, and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating and Corporate Governance Committee will determine whether to interview the prospective nominee and, if warranted, one or more members of the Nominating and Corporate Governance Committee and others, as appropriate, conduct interviews in person or by telephone. After completing this process, the Nominating and Corporate Governance Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will follow the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Board and members of management.

Communicating with the Board of Directors

In order to communicate with the Board of Directors as a whole, with non-employee directors or with specified individual directors, correspondence may be directed to LivePerson, Inc., 462 Seventh Avenue, 3rd Floor, New York, New York 10018, Attention: Corporate Secretary. All such correspondence will be forwarded to the appropriate director or group of directors. The Corporate Secretary has the authority to discard or disregard any communication that is unduly hostile, threatening, illegal or otherwise inappropriate.

Codes of Conduct and Corporate Governance Documents

The Board has adopted a Code of Conduct that applies to all officers, directors and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers that applies to the Company’s Chief Executive Officer and executives who are deemed to be Senior Financial Officers of the Company. Both codes of conduct can be accessed in the “Company — Investor Relations” section of our website at www.solutions.liveperson.com, as well as any amendments to, or waivers under, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers.

Copies may also be obtained at no charge by writing to LivePerson, Inc., 462 Seventh Avenue, 3rd Floor, New York, New York 10018, Attention: Investor Relations. Copies of the charters of our Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as copies of LivePerson’s certificate of incorporation, bylaws, and Whistleblower Policy can also be accessed in the “Company — Investor Relations” section of our website.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure.  The Board of Directors has not separated the positions of Chairman of the Board and Chief Executive Officer of the Company. Both positions are held by Mr. LoCascio. The Board does not have a lead director. The Board believes that this structure has historically served the Company well and continues to do so, by facilitating communication between the Board and senior management of the Company as well as Board oversight of the Company’s business and affairs.

Board Role in Risk Oversight.  The Board of Directors provides oversight of the Company’s management of risk. Senior management has responsibility for the management of risk and reports to the Board as needed with respect to its ongoing enterprise risk management efforts. In exercising its oversight of risk management, the Board has delegated to the Audit Committee primary responsibility for the oversight of risk related to the Company’s financial statements and processes. The Board has delegated to the Compensation Committee primary responsibility for the oversight of risk related to the Company’s compensation policies and practices. The Board has delegated to the Nominating and Corporate Governance Committee primary responsibility for the oversight of risk related to the Company’s corporate governance practices. Each committee reports as needed to the full Board with respect to such committee’s particular risk oversight responsibilities.

OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of April 28, 2010, by:

•	each person or group of affiliated persons whom we know to beneficially own more than five percent of our common stock;
•	each of our executive officers named in the section of this Proxy Statement titled “Summary Compensation Table”;
•	each of our directors and director nominees; and
•	each of our directors and executive officers as a group.

The following table gives effect to the shares of common stock issuable within 60 days of April 28, 2010 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 50,882,136 shares of common stock outstanding at April 28, 2010 (excluding shares held in treasury). Unless otherwise indicated, the persons named in the table directly own the shares and have sole voting and sole investment control with respect to all shares beneficially owned.

Name and Address(1)	Number of Shares Beneficially Owned(2)	Percentage of Common Stock Outstanding
5% Stockholders
Gilder, Gagnon, Howe & Co. LLC(5)	6,315,278	12.4%
Anchorage Capital Master Offshore, Ltd.(3)	3,843,320	7.6%
Janus Capital Management LLC(4)	3,489,750	6.9%
Named Executive Officers and Directors
Robert P. LoCascio(6)	5,185,463	10.1%
Timothy E. Bixby(7)	694,500	1.4%
Eli Campo(8)	263,500	*
James J. Dicso(9)	200,000	*
Monica L. Greenberg(10)	91,750	*
Steven Berns(11)	60,000	*
Emmanuel Gill(12)	1,173,403	2.3%
Kevin C. Lavan(13)	81,000	*
William G. Wesemann(14)	145,000	*
Directors and Executive Officers as a group (10 persons)(15)	7,964,916	15.2%

*	Less than 1%.
(1)	Unless noted otherwise, the business address of each beneficial owner is c/o LivePerson, Inc., 462 Seventh Avenue, 3rd Floor, New York, New York 10018.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investment power with respect to the shares shown as beneficially owned.
(3)	Based solely on our review of the Schedule 13G Amendment filed with the SEC on February 16, 2010 by Anchorage Capital Master Offshore, Ltd. , or Anchorage Offshore, Anchorage Advisors, L.L.C., or Anchorage Advisors, Anchorage Advisors Management, L.L.C., or Anchorage Management, Anthony L. Davis, and Kevin M. Ulrich, each of whose address is 610 Broadway, 6th Floor, New York, New York 10012. Anchorage Advisors is the investment advisor to Anchorage Offshore. Anchorage Management is the sole managing member of Anchorage Advisors. Mr. Davis is the President of Anchorage Advisors and a managing member of Anchorage Management, and Mr. Ulrich is the Chief Executive Officer of Anchorage Advisors and the other managing member of Anchorage Management. Each of Anchorage Offshore, Anchorage Advisors, Anchorage Management, Mr. Davis and Mr. Ulrich may be deemed the beneficial owner of 3,843,320 shares.

(4)	Based solely on our review of the Schedule 13G Amendment, filed with the SEC on February 16, 2010 by Janus Capital Management LLC, or Janus Capital, and Janus Venture Fund, each of whose address is 151 Detroit Street, Denver, Colorado 80206. Janus Capital has a direct 91.8% ownership stake in Intech Investment Management, or INTECH, and a direct 77.8% ownership stake in Perkins Investment Management, or Perkins. Due to the above ownership structure, holdings for Janus Capital, INTECH and Perkins were aggregated for purposes of the Schedule 13G/A filing. As a result of its role as investment adviser or sub-adviser to various investment companies and to individual and institutional clients, or the Janus Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 3,489,750 shares held by the Janus Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the shares held in the Janus Managed Portfolios and disclaims any ownership associated with such rights. Janus Venture Fund is one of the Janus Managed Portfolios to which Janus Capital provides investment advice and is the beneficial owner of 3,489,750 shares.
(5)	Based solely on our review of the Schedule 13G/A filed with the SEC on February 16, 2010 by Gilder, Gagnon, Howe & Co. LLC, or GGHC, whose address is 1775 Broadway, 26th Floor, New York, New York 10019. GGHC shares power to dispose or to direct the disposition of all of the shares listed above, which include 5,755,302 shares held in customer accounts over which partners and/or employees of GGHC have discretionary authority to dispose of or direct the disposition of the shares, 396,318 shares held in accounts owned by the partners of GGHC and their families, and 163,658 shares held in the account of the profit-sharing plan of GGHC, over which GGHC has sole voting power.
(6)	Includes 297,500 shares of common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 28, 2010.
(7)	Includes 407,750 shares of common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 28, 2010.
(8)	Consists of 263,500 shares of common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 28, 2010.
(9)	Includes 190,000 shares of common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 28, 2010.
(10)	Consists of 91,750 shares of common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 28, 2010.
(11)	Consists of 60,000 shares of common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 28, 2010.
(12)	Includes 239,949 shares of common stock held by Gilbridge Holdings Ltd., over which Mr. Gill has indirect beneficial ownership. Also includes 65,000 shares of common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 28, 2010.
(13)	Includes 75,000 shares of common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 28, 2010.
(14)	Includes 20,000 shares of common stock that are owned of record by a family trust over which Mr. Wesemann has indirect beneficial ownership. Also includes 105,000 shares of common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 28, 2010.
(15)	Includes 1,624,000 shares of common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 28, 2010 and shares over which the Directors and Executive Officers are indirect beneficial owners. Includes holdings of all Directors and Executive Officers as a group including Executive Officers not listed above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers and persons who hold more than ten percent of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based solely upon a review of (i) the copies of Section 16(a) reports which LivePerson has received from such persons or entities for transactions in our common stock and their common stock holdings for the 2009 Fiscal Year, and (ii) the written representations received from one or more of such persons or entities that no annual Form 5 reports were required to be filed by them for the 2009 Fiscal Year, LivePerson believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and beneficial owners of more than ten percent of its common stock, provided that Mr. Bixby filed a Form 4 late with respect to one gift transfer in 2009.

INFORMATION REGARDING PLANS AND OTHER ARRANGEMENTS NOT SUBJECT
TO SECURITY HOLDER ACTION

The following table provides certain information regarding the common stock already authorized for issuance under our equity compensation plans, as of December 31, 2009:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2) (c)
Equity compensation plans approved by stockholders(1)	8,711,808	$3.82	9,094,176
Equity compensation plans not approved by stockholders	—	—	—
Total	8,711,808	$3.82	9,094,176
(1)	Our equity compensation plans that have been approved by our stockholders are the 2009 Stock Incentive Plan, as amended and restated, and our Employee Stock Purchase Plan that was approved by the stockholders in 2000 and suspended in October 2001 as described in more detail in Footnote (2) below. We are asking our stockholders in this proxy statement to approve a new 2010 Employee Stock Purchase Plan as described in more detail under “Proposal Two — Adoption of the Company’s 2010 Employee Stock Purchase Plan” starting on page 34 below.
(2)	Excludes securities reflected in column (a). The number of shares of common stock available for issuance under our 2000 Employee Stock Purchase Plan automatically increased on the first trading day in each calendar year by an amount equal to one-half of one percent (0.5%) of the total number of shares of our common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event was such annual increase to exceed 150,000 shares. Effective October 2001, we suspended our 2000 Employee Stock Purchase Plan until further notice. Also see Note 5 to our consolidated financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2009.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers

The executive officers of LivePerson, and their ages and positions as of April 28, 2010(1), are:

Name	Age	Position
Robert P. LoCascio	41	Chief Executive Officer and Chairman of the Board
Timothy E. Bixby	45	President, Chief Financial Officer and Director
Eli Campo	44	Executive Vice President, GM, Technology Operations — Tel Aviv
James J. Dicso	41	Senior Vice President, Enterprise Sales and Services
Monica L. Greenberg	41	Senior Vice President, Business Affairs and General Counsel
Michael I. Kovach	41	Senior Vice President, Corporate Controller

(1)	Kevin T. Kohn served as our Executive Vice President of Marketing from September 2004 through February 2010 and was one our named executive officers for Fiscal Year 2009. Effective February 8, 2010, Mr. Kohn was selected to build and lead a new, Mid-Market solutions team within our business operations, and consequently is no longer an executive officer as of April 28, 2010.

Biographies for Messrs. LoCascio and Bixby follow the table listing our directors. Biographies for our other executive officers are included below.

Eli Campo has been our Executive Vice President, GM, Technology Operations — Tel Aviv since February 2007. From May 2005 until January 2007, Mr. Campo was the General Manager for Shopping.com, Israel, where he was responsible for the research and development and content operations centers in Israel and Ireland. From May 2001 to May 2005, Mr. Campo was the Senior Vice President, Engineering and Operations at Shopping.com, where he was responsible for all technology and operations. Mr. Campo received a B.A. in Physics with honors from the Hebrew University, Jerusalem.

James J. Dicso has been our Senior Vice President, Enterprise Sales and Services since February 2008 and our Senior Vice President of Enterprise Sales since December 2004. From October 2002 to December 2004, Mr. Dicso was Regional Director of Sales for Witness Systems, Inc., a provider of contact center performance optimization software and services, where he was responsible for Northeast U.S., Canadian and U.S. Federal Government sales. From December 1994 to August 2002, Mr. Dicso worked for Parametric Technology Corporation (PTC), a developer of software to improve manufacturing competitiveness and product development processes, serving in a variety of positions, including Vice President for New Markets in Europe from October 2000 to August 2002. Before that, Mr. Dicso served in a variety of sales positions with Xerox Corporation from 1990 through December 1994. Mr. Dicso received a B.S. in Electrical Engineering from Villanova University.

Monica L. Greenberg has been our Senior Vice President, Business Affairs and General Counsel since November 2006. From May 2004 until October 2006, Ms. Greenberg was an independent consultant. From April 2000 until April 2004, Ms. Greenberg served as Vice President, General Counsel and Senior Corporate Counsel of Nuance Communications, Inc. From January 1999 to March 2000, Ms. Greenberg was the principal of a small business. From July 1996 to December 1998, Ms. Greenberg was associated with the law firm of Wilson Sonsini Goodrich & Rosati in Palo Alto, California. From September 1994 to July 1996, Ms. Greenberg was associated with the law firm of Willkie Fair & Gallagher in New York, NY. Ms. Greenberg received a J.D. from Boston University School of Law where she was a member of the Boston University Law Review, and a B.A. from the University of Pennsylvania.

Michael I. Kovach has been our Senior Vice President, Corporate Controller since April 2008, our Vice President, Corporate Controller since July 2002 and our Corporate Controller since September 1999. From June 1995 to September 1999, Mr. Kovach was Controller for DualStar Technologies Corp., a leading, publicly traded, mechanical contractor in New York. From December 1993 to June 1995, Mr. Kovach was a Senior Accountant in Grant Thornton’s audit practice. Before that, Mr. Kovach was a staff accountant for Konigsberg Wolf & Co. Mr. Kovach is a Certified Public Accountant and holds a B.S. in Accounting from the State University of New York at Geneseo.

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the elements of compensation for our named executive officers identified in the Summary Compensation Table. As further described in this Proxy Statement, the Compensation Committee of the Board is responsible for determining the total compensation of our executive officers including base salary, annual incentive compensation, long-term incentives and benefits and perquisites. The Compensation Committee is also responsible for the administration of all equity-based compensation plans and policies designed to give all of our employees the opportunity to acquire an equity stake in the Company. Our executive officers are also eligible to participate in these plans and policies.

The design and day-to-day administration of our savings and health plans, which are generally available to all of our employees including our executive officers, are handled by representatives of our Human Resources department with input from our Chief Financial Officer. The Compensation Committee or the Board remains responsible for material changes to the scope of these plans or the introduction of new benefit plans.

Compensation Objectives and Strategy

The Company’s executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability and to reward them for the Company’s performance, their individual performance, and for creating longer term value for stockholders. The primary objectives of the program are to:

•	align incentives, including bonus targets and performance metrics, with performance that creates stockholder value;
•	retain and encourage high potential team players to build a career at the Company; and
•	provide incentives that are cost-efficient, competitive with other organizations and fair to employees and stockholders.

The Company’s executive compensation programs are approved and administered by the Compensation Committee. Working with management, the Compensation Committee has developed a compensation, bonus and benefits strategy designed to reward performance and reinforce a culture that the Compensation Committee believes will promote long-term success. Neither the Company nor the Compensation Committee engages a compensation consultant. The Company relies heavily upon broad-based criteria provided by a third party data service focused primarily on small and mid-sized technology companies, which are the most comparable peer group for the Company. The Company also relies on publicly available data regarding industry peer group companies.

The compensation program rewards team accomplishments as well as promoting individual accountability. Compensation depends primarily on Company results and individual performance against objectives. The goal of the program is to maintain a strong relationship between individual efforts, Company results and financial rewards.

A portion of total compensation is placed at risk through annual and long-term incentives. The combination of incentives is designed to balance annual operating objectives and Company earnings’ performance with longer-term stockholder value creation.

We seek to provide competitive compensation that is commensurate with performance. We target compensation within an appropriate range above and below the market median, and calibrate both annual and long-term incentive opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when goals are exceeded.

We seek to promote a long-term commitment to the Company by our senior executives. We believe that there is great value to the Company in having a team of long-tenure, seasoned managers. The vesting schedules attached to option awards (generally 25% per year over 4 years, time-based vesting) reinforce this long-term orientation.

Role of the Compensation Committee and Executive Officers in Determining Executive Compensation

The Compensation Committee provides overall guidance for our executive compensation policies. The Compensation Committee determines the elements of compensation for our Chief Executive Officer and our

Chief Financial Officer, and oversees the elements of compensation for our other executive officers. The Committee also generally reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors and other individuals whom we compensate. The Compensation Committee’s function is more fully described in its charter, which has been approved by our Board of Directors.

The Compensation Committee currently consists of three members of our Board of Directors, Steven Berns (Chair), Emmanuel Gill and William Wesemann, each of whom is “independent” as defined by the listing qualifications of NASDAQ and the applicable rules and regulations of the SEC.

The Compensation Committee reviews executive compensation annually, in conjunction with annual operational and financial planning for the upcoming fiscal year, and also periodically as needed for specific executive compensation issues that may arise at other times.

The Compensation Committee determines compensation for the Chief Executive Officer and the President and Chief Financial Officer in its sole discretion. Periodically, the Chief Executive Officer and the President and Chief Financial Officer request that the Compensation Committee review their base compensation and target bonus levels. In connection with this review, the Chief Executive Officer and the President and Chief Financial Officer may provide the Compensation Committee with proposed compensation levels. The Compensation Committee evaluates any such proposals along with peer group data and then determines the level of adjustment, if any, in the base compensation for these executives. The Compensation Committee determines the amount of the annual bonuses paid to our Chief Executive Officer and the President and Chief Financial Officer.

The Chief Executive Officer and the President and Chief Financial Officer also assist the Compensation Committee and play a role administering our compensation program for other executives. In particular, our Chief Executive Officer and the President and Chief Financial Officer together set the base compensation and target bonus levels for all of our executive officers other than themselves. Our Chief Executive Officer and the President and Chief Financial Officer also recommend the annual bonus paid to our executive officers other than themselves, which is then subject to review by the Compensation Committee.

Use of Outside Advisors and Market Data

In making its determinations with respect to executive compensation, the Compensation Committee has the authority to retain under its charter, but has not historically engaged, the services of a third-party compensation consultant.

The Compensation Committee periodically reviews competitive compensation data prepared by Culpepper and Associates, a provider of worldwide salary surveys and data for compensation and employee benefit programs in the technology industry, as well as publicly available data for industry peer group companies. The data provided by Culpepper and Associates is aggregated across companies based on size and geographic region and provides us general information about compensation levels of similarly sized companies in the geographic areas where our employees are located. We also review executive compensation elements for a select group of publicly traded “software as service” companies compiled by us from proxy statements and other public reports filed by these companies. The companies within this group reviewed by the Compensation Committee in the past year were Blackboard Inc., Concur Technologies, Inc., Kenexa Corporation, NetSuite Inc., RightNow Technologies, Inc., Salesforce.com, inc., Taleo Corporation, The Ultimate Software Group, Inc., and Websense, Inc.

Compensation Structure

Pay Elements – Overview

The Company utilizes four main components of compensation:

•	Base Salary — fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance.
•	Annual Incentive — variable pay that is designed to reward attainment of annual business goals. Executives qualify for an annual cash incentive payment based on a combination of Company and individual performance against objectives. In the case of executives whose primary objective is revenue generation, incentive compensation may take the form of commissions tied to revenue as well as other Company and individual performance metrics.
•	Long-Term Incentives — the Company’s equity-based incentive plan allows for awards that may include stock options, stock appreciation rights, restricted stock, performance shares and other stock-based awards, including restricted stock units and deferred stock units. To date, the Company has used only stock options for long-term incentive awards.
•	Benefits and Perquisites — additional security or services, including medical, dental and life insurance benefits and retirement savings.

Pay Elements – Details

1. Base Salary

The Compensation Committee annually reviews officer salaries and makes adjustments as warranted based on individual responsibilities and performance, Company performance in light of market conditions and competitive practices. Salary adjustments are generally approved during the first quarter of the calendar year and implemented during the second quarter.

In 2009, the base salaries of all of our named executive officers remained unchanged. This was primarily due to the challenging market conditions and competitive benchmarks, which indicated that the salaries for executives at certain peer companies would also remain unchanged.

2. Annual Incentive Compensation

Annual incentive compensation for certain designated key employees is paid under a bonus plan for each year. The plan is designed to provide awards to such individuals as an incentive to contribute to both revenue growth and profitability on a team basis and as an incentive to meet individual objectives that relate to overall Company goals. Currently, all employees of the Company participate in either a bonus plan, or in the case of sales representatives, a commission plan tied primarily to revenue metrics. Bonuses for all of the Company’s named executive officers are also paid pursuant to our annual incentive compensation plan and there are no additional bonus plans or discretionary bonuses for named executive officers.

Bonuses are based on the Company’s overall financial performance and are contingent upon the attainment by the Company of certain performance targets established by the Compensation Committee, which may include:

•	earnings per share;
•	return on equity, assets or capital;
•	gross or net revenues;
•	revenue per employee;
•	earnings before interest, taxes plus amortization and depreciation (EBITDA);
•	EBITDA per share;
•	attainment of strategic development objectives; or
•	such other goals established by the Committee.

The Compensation Committee retains discretion to adjust the bonus amount paid to any employee or executive, regardless of that person’s target bonus or specific corporate performance metrics. There are no maximum payouts, and generally no thresholds for individuals. Certain Named Executive Officers’ bonus payouts are subject to thresholds amounts as further described below. Bonuses are typically paid in cash after the end of the performance period in which they are earned.

We have set forth below certain of the metrics and discretion applied in calculating the 2009 bonus payments. The forms of corporate performance that the Compensation Committee used with respect to setting 2009 compensation did not differ materially from the factors selected for setting 2008 compensation.

Chief Executive Officer, and President and Chief Financial Officer. At the beginning of the year, the Compensation Committee set the 2009 bonus target amount for each of these executives at $200,000, with the potential to under- or over-achieve this bonus target based on performance against three equally-weighted metric components as well as a discretionary component enabling the Compensation Committee to adjust actual payout upward or downward in its discretion. As demonstrated below, the metric components of the incentive plan are structured such that the payout associated with each metric has a non-linear correlation to percentage achievement of the target for that metric. This is designed to reward over-achievement of target performance and deduct for under-achievement of target performance. In addition, for each metric there is a threshold achievement level below which no bonus is earned. For the fiscal year 2009, actual achievements against the three metric components, and ultimate payout of incentive compensation was determined as follows for both the Company’s Chief Executive Officer and its President and Chief Financial Officer:

•	With respect to the metric component relating to the Company’s 2009 revenue, the target for this component was $86.0 million and the actual was $87.5 million, representing 102% of target, which, per the incentive plan for these executives, corresponded to a payout of 111% for this component.
•	With respect to the metric component relating to the Company’s 2009 EBITDA per share, the target for this component was $0.30 and the actual was $0.47, representing 157% of target, which, per the incentive plan for these executives, corresponded to a payout of 224% for this component.
•	With respect to the metric component relating to the Company’s 2009 revenue to payroll ratio, the target for this component was 1.90 and the actual was 2.24, representing 118% of target, which, per the incentive plan for these executives, corresponded to a payout of 125% for this component.

The foregoing metric achievements, taken together, tallied to a bonus achievement of 154% of target (or $307,312) based on the metric components of the incentive compensation plan, and further subject to the Compensation Committee’s discretion to adjust payout pursuant to the discretionary component of the incentive compensation plan. Upon review, the Compensation Committee took into account the foregoing metric achievements under the individual incentive compensation plan for these executives, as well as overall Company performance against Company targets for 2009, average percentage payout against bonus targets across the employee base of the Company for 2009, and the Compensation Committee’s subjective evaluation of the overall performance of each executive. Following its review, the Compensation Committee set the actual 2009 bonus payout for each of these executives at 162% of target, or $325,000, for each executive.

Executive Vice President and GM, Technology Operations. A bonus target amount was set at the beginning of 2009 in the amount of $85,000. As further detailed in this proxy statement, this executive is based in the Company’s Israel office and all payments are made in New Israeli Shekels. A sample conversion to US Dollars based on an average exchange rate for 2009 appears in this proxy statement. The Company’s Chief Executive Officer and its President and Chief Financial Officer evaluated key performance areas and made a discretionary award based on their subjective assessment of the individual’s performance in four key areas for his role (equal weight was given to each component). These areas were: maximizing availability of hosted services for customers within budget, maximizing effectiveness of customer support help desk within budget, managing and supporting specific R&D initiatives, and managing office administration for Israel operations within budget. Based on their evaluation the executive’s individual performance, and taking into account the overall Company over-performance of goals for 2009, the Company’s Chief Executive Officer and its President and Chief Financial Officer determined a bonus payout of $94,000 for this executive for 2009.

Senior Vice President, Enterprise Sales and Services. This executive officer’s incentive compensation target amount was set at the beginning of 2009 in the amount of $150,000, with the potential to under-or over-achieve this incentive compensation target based on performance against weighted metric components. The incentive compensation targets were weighted as follows: 60% tied to growth of revenue targets related to revenue for which this executive is directly responsible, 15% tied to growth of revenue targets related to revenue for which this executive is indirectly responsible, and 25% related to the ratio of costs-to-revenue targets for which this executive is directly responsible. With respect to the Company’s 2009 revenue for which this executive is directly responsible, the target for this component was a revenue increase of $6.7 million and the actual performance against this target was a revenue increase of $6.3 million, representing 94% of target, which resulted in a payout of 94% for this component. With respect to the Company’s 2009 revenue for which he was indirectly responsible, the target for this component was a revenue increase of $3.8 million and the actual performance against this target was a revenue increase of $4.1 million, representing 107% of target, which resulted in a payout of 107% for this component. With respect to the Company’s ratio of costs-to-revenue for which this executive is directly responsible, the target for this component was 36% and the actual was 31% (a lower cost ratio indicates better performance). With respect to this metric, this executive’s 2009 performance represented 116% of target, and resulted in a payout of 145% for this component per this executives incentive compensation plan. Based on this executive’s performance against the target metrics above, this executive received an incentive compensation payout of $163,086 for 2009.

Senior Vice President, Business Affairs and General Counsel. A bonus target amount was set at beginning of 2009 in the amount of $85,000. Following the end of the year, the Company’s Chief Executive Officer and its President and Chief Financial Officer evaluated key performance areas and made a discretionary award based on their subjective assessment of the individual’s performance in five key areas for her role (roughly equal weight was given to each component). These areas were: strategic and commercial transactions, litigation management, operational effectiveness, compliance and risk-management, and intellectual property portfolio management. Based on their evaluation of the executive’s individual performance, and taking into account the overall Company over-performance of goals for 2009, the Company’s Chief Executive Officer and its President and Chief Financial Officer determined a bonus payout of $119,800 for this executive for 2009.

3. Long-term Incentives — Equity-Based Awards

The Company and the Compensation Committee believe that equity-based awards are an important factor in aligning the long-term financial interest of the officers and stockholders. The Compensation Committee continually evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of designing and administering the Company’s compensation program. The Compensation Committee may grant equity incentives under the Company’s 2000 Amended and Restated Stock Incentive Plan in the form of stock options (non-qualified and incentive stock options), stock appreciation rights, restricted stock, performance shares and other stock-based awards, including, without limitation, restricted stock units (RSUs) and deferred stock units. All such grants are issued on the date they are approved by the Compensation Committee, except for new hires who are not employed at the time of grant, in which case the grant date is the first day of employment. The exercise price for stock options is the grant date closing market price per share. Historically, the Compensation Committee has granted stock options that provide for time-based vesting in four equal annual installments beginning on the first anniversary of the grant date.

The Company typically grants options upon initial hire for new employees, and historically, once per year for existing employees. The annual option grant process for existing employees has historically occurred in the first quarter of the calendar year.

The Compensation Committee has not granted other stock based awards in the past. The Compensation Committee will evaluate the mix of stock options, restricted stock and other stock based awards in the future to provide emphasis on preserving stockholder value generated in recent years while providing incentives for continued growth in stockholder value.

The Compensation Committee delegates administrative aspects of stock option grants to management.

The Compensation Committee approves a total pool of equity awards available to grant in a given year, after considering the following factors, in its discretion: potential dilution impact of the equity grants; stock-compensation expense related to the equity grants; and the equity grant history and total outstanding equity amounts of similarly situation companies, to the extent available. Management considers similarly situated companies to be those with similar market capitalization, revenue levels, and to a lesser extent, similar industry presence and product offerings.

Following the determination by the Compensation Committee of the size of the total pool of equity available for grant in a given year, the Chief Executive Officer and the President and Chief Financial Officer make recommendations to the Compensation Committee concerning the allocation of the available pool of equity among specific employees and executive officers, after considering the following factors, in their discretion: existing equity holdings, including vesting status, strike price and quantity; responsibility level of employee; compensation (salary and incentive) structure of the employee; and the desire to allocate equity to those individuals who, by their retention, are expected to drive long term value for the Company.

The Compensation Committee reviews and approves the allocation of individual grants from the approved pool with heavy reliance on the recommendations of management based on these factors, and then may grant approval or make adjustments in its discretion based on the factors enumerated above, along with more generalized or subjective factors such as employment market conditions and employee retention goals, market norms, and general climate for stockholder relations and expectations, dilution and other factors that the Committee may deem appropriate.

4. Other Benefits and Perquisites

The Company’s executive compensation program also includes other benefits and perquisites. These benefits include 401(k) plan accounts, Company-paid medical benefits and life insurance coverage. The Company annually reviews these other benefits and perquisites and makes adjustments as warranted based on competitive practices, the Company’s performance and the individual’s responsibilities and performance. The Company currently partially matches employee contributions to 401(k) plan accounts.

Pay Elements — Evaluation of Individual Performance

In addition to the description of the Compensation Committee’s evaluation provided above, the Compensation Committee also structures and implements specific forms of compensation for the named executive officers to reflect each named executive officer’s individual performance and contribution to the Company. Below are certain of the objectives that each named executive officer’s performance is measured against:

Chief Executive Officer and President and Chief Financial Officer. On an annual basis, the salary of our Chief Executive Officer and the President and Chief Financial Officer is reviewed by the Compensation Committee. Adjustments, if any, are made based on peer group data, the officer’s historical salary level, the Company’s performance in the previous year as compared to the financial plan and strategic achievements, such as but not limited to new product introductions, new markets and/or acquisitions, accomplished during the previous year. Each officer’s annual incentive compensation is determined based on peer group data as well as the Company’s performance against objectives, in particular related to revenue, EBITDA per share, employee compensation cost as compared to revenue, and Company strategic achievements accomplished. Each one of these metrics contributes to the calculation of the bonus amount, which can then be adjusted up or down by the Compensation Committee in its discretion. Each officer’s incentive equity is determined based on peer group data, historical equity grants (including the amount, exercise prices and vesting status of previous grants), existing common stock holdings, strategic achievements and the Company’s performance in the previous year as compared to the financial plan. The actual amount of incentive equity granted is determined by the Compensation Committee in its discretion.

Executive Vice President and GM, Technology Operations. Each year, the salary of our Executive Vice President, Marketing and Executive Vice President, GM, Technology Operations is determined by the Chief Executive Officer and the President and Chief Financial Officer based on peer group data and the officer’s historical salary levels. The Chief Executive Officer and the President and Chief Financial Officer determine the annual incentive compensation for this officer based on both the size of the bonus pool (determined by the Company’s profits as compared to the Company’s financial plan) as well as the officer’s performance. The officer’s incentive equity is determined based on peer group data, historical equity grants (including the amount, exercise prices and vesting status of previous grants) and the Company’s performance in the previous year as compared to the financial and operating plan, particularly in those areas under the general direction of the officer. The actual amount of incentive equity granted is recommended by the Chief Executive Officer and the President and Chief Financial Officer in their discretion, and approved by the Compensation Committee in its discretion.

Senior Vice President, Enterprise Sales and Services. Each year, the salary of our Senior Vice President, Enterprise Sales and Services is determined by the Chief Executive Officer and the President and Chief Financial Officer based on peer group data and the officer’s historical salary levels. The officer’s annual incentive compensation is calculated based on revenue and cost targets, with most of the weighting on revenue growth. The officer’s incentive equity is determined based on peer group data, historical equity grants

(including the amount, exercise prices and vesting status of previous grants) and the Company’s performance in the previous year as compared to the financial and operating plan, particularly in those areas under the general direction of the officer. The actual amount of incentive equity granted is recommended by the Chief Executive Officer and the President and Chief Financial Officer in their discretion, and approved by the Compensation Committee in its discretion.

Senior Vice President, Business Affairs and General Counsel. Each year, the salary of our Senior Vice President, Business Affairs and General Counsel is determined by the Chief Executive Officer and the President and Chief Financial Officer based on peer group data and the officer’s historical salary levels. The Chief Executive Officer and the President and Chief Financial Officer determine the annual incentive compensation for this officer based on both the size of the bonus pool (determined by the Company’s profits as compared to the Company’s financial plan) as well as the officer’s performance. The officer’s incentive equity is determined based on peer group data, historical equity grants (including the amount, exercise prices and vesting status of previous grants) and the Company’s performance in the previous year as compared to the financial and operating plan, particularly in those areas under the general direction of the officer. The actual amount of incentive equity granted is recommended by the Chief Executive Officer and the President and Chief Financial Officer in their discretion, and approved by the Compensation Committee in its discretion.

Pay Mix

We utilize the particular elements of compensation described above because we believe that it provides a well-proportioned mix of security-oriented compensation, retention value and at-risk compensation which produces both short-term and long-term performance incentives and rewards. By following this approach, we provide the executive a measure of security in the base compensation that the individual is eligible to receive, while motivating the executive to focus on the business metrics that will produce a high level of performance for the Company, as well as incentives for executive retention. The mix of metrics used for the annual bonus plan and the Stock Incentive Plan likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance. Maintaining this pay mix results fundamentally in a pay-for-performance orientation for our executives.

Pay Levels

Pay levels for executives are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for the executive officers. In determining the pay levels, the Compensation Committee considers all forms of compensation and benefits.

The Compensation Committee assesses “competitive market” compensation using a number of sources. Among other sources, the Compensation Committee relies upon information publicly disclosed by Culpepper and Associates, a provider of worldwide salary surveys and data for compensation and employee benefit programs in the technology industry. The Compensation Committee also evaluates compensation practices at peer companies in the technology industry based on publicly available information.

After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee reviews and approves target total compensation opportunities for executives based on the need to attract, motivate and retain an experienced and effective management team.

Relative to the competitive market data, the Compensation Committee generally intends that the salary and target annual incentive opportunity for each executive will be at least at the median of the competitive market.

As noted above, notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of stockholder value.

Stock Ownership Guidelines

Currently, we do not have specific share retention or ownership guidelines for our executives. However, we encourage our executives to hold an equity interest in our Company. Each of our executive officers retains substantial equity value in our company in the form of common stock, and/or vested and unvested stock options.

Post-Termination Compensation and Benefits

For certain executives, certain stock options are subject to vesting earlier than the time-based schedule in the event of a change of control of the Company and in certain cases, for termination without cause.

Compensation Committee Discretion

The Compensation Committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Company performance shortfalls. Likewise, the Compensation Committee retains the discretion to increase payouts and/or consider special awards for significant achievements, including but not limited to superior asset management, investment or strategic accomplishments and/or consummation of acquisitions, divestitures, capital improvements to existing properties, or other management objectives.

Tax and Accounting Considerations

The Compensation Committee also oversees compliance with Internal Revenue Code Section 162(m), which generally disallows a tax deduction to public companies for compensation over $1 million paid to the CEO or any of the other four most highly compensated executive officers, subject to certain exceptions. The Compensation Committee believes, however, that in certain circumstances, factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and our stockholders. Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible and reserves the right to do so in the future, when appropriate.

Conclusion

The level and mix of compensation that is finally decided upon is considered within the context of both the objective data from our competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Compensation Committee believes that each of the compensation packages is within the competitive range of practices when compared to the objective comparative data even where subjective factors have influenced the compensation decisions.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our annual report on Form 10-K.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Steven Berns (Chair)
Emmanuel Gill
William G. Wesemann

The Compensation Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

Summary Compensation Table

The following table sets forth the compensation earned for all services rendered to us in all capacities in the 2009 Fiscal Year, the fiscal year ended December 31, 2008, which we refer to as our 2008 Fiscal Year and the fiscal year ended December 31, 2007, which we refer to as our 2007 Fiscal Year, by the following executive officers of the Company, whom we refer to as our Named Executive Officers.

Following the table is a discussion of material factors related to the information disclosed in the table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Robert P. LoCascio Chief Executive Officer	2009	325,000	—	—	26,138	325,000	—	4,902	681,040
	2008	325,000	—	—	—	150,000	—	4,482	479,482
	2007	275,000	—	—	196,609	155,000	—	3,462	630,071
Timothy E. Bixby President and Chief Financial Officer	2009	325,000	—	—	26,138	325,000	—	25,636	701,774
	2008	325,000	—	—	80,722	150,000	—	24,416	580,138
	2007	275,000	—	—	196,609	155,000	—	17,113	643,722
Eli Campo Executive Vice President, GM, Technology Operations — Tel Aviv(4)	2009	244,156	—	—	104,550	88,435	—	40,850	477,991
	2008	260,857	—	—	52,518	59,873	—	41,234	414,482
	2007	197,324	—	—	1,097,880	55,699	—	37,210	1,388,113
James J. Dicso Senior Vice President, Enterprise Sales and Services	2009	250,000	—	—	20,910	163,086	—	25,636	459,632
	2008	250,000	—	—	98,550	126,802	—	24,416	499,768
	2007	209,500	—	—	214,482	139,294	—	17,113	580,389
Monica L. Greenberg Senior Vice President, Business Affairs and General Counsel	2009	255,000	—	—	17,774	118,800	—	6,329	397,903
	2008	230,000	—	—	246,375	75,000	—	5,402	556,777
	2007	215,000	—	—	89,368	70,000	—	4,454	378,822

(1)	Amounts represent the aggregate grant date fair value computed in accordance Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC Topic 718, and in accordance with SEC rules. Generally, the aggregate grant date fair value is the amount that the Company expects to expense in its financial statements over the award’s vesting schedule. These amounts reflect the company’s accounting expense and do not correspond to the actual value that will be realized by the named executives. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants, refer to Note 1(m) of LivePerson’s consolidated financial statements contained in our Annual Report on Form 10-K for the 2009 Fiscal Year, as filed with the SEC.
(2)	The performance-based, annual cash incentive bonuses earned in 2009 and paid in 2010 are reflected in the column entitled “Non-Equity Incentive Plan Compensation” for 2009, those earned in 2008 and paid in 2009 are reflected in the column entitled “Non-Equity Incentive Plan Compensation” for 2008 and those earned in 2007 and paid in 2008 are reflected in the column entitled “Non-Equity Incentive Plan Compensation” for 2007.
(3)	Amounts include: (x) $144 for premiums for term life insurance paid by us in each of 2008 and 2009 on behalf of Ms. Greenberg and Messrs. LoCascio, Bixby, and Dicso; and (y) $372 and $552 for Mr. Campo in 2008 and 2009, respectively; and (z) $6,000 for matching contributions to 401(k) plans paid by us in each of 2008 and 2009 on behalf of Messrs. Bixby and Dicso.
(4)	Payments to Mr. Campo were made in Israeli New Shekels, or NIS. For the Fiscal Years 2009 and 2008 average exchange rates of approximately US $1.00/3.94 NIS and US $1.00/3.59 NIS, respectively, were used to calculate amounts for Mr. Campo with respect to amounts under “Salary” and “Non-Equity Incentive Plan Compensation.”

Employment Agreements for our Named Executive Officers

Robert P. LoCascio, our Chief Executive Officer, was employed pursuant to an employment agreement entered into as of January 1, 1999. After its initial term, which expired on December 31, 2001, our agreement with Mr. LoCascio extended automatically for one-year terms beginning on each of January 1 in 2002 and 2003. Beginning in 2004, Mr. LoCascio’s employment with us has been at will, but is otherwise subject to the terms of the employment agreement, unless we agree with Mr. LoCascio in writing to alter the terms. Pursuant to the agreement, Mr. LoCascio was entitled to receive an annual base salary of not less than $125,000 and an annual discretionary bonus. The Compensation Committee of our Board set Mr. LoCascio’s annual salary at $325,000, effective April 2008, and target incentive compensation for 2009 was set at $200,000. The agreement provided that if Mr. LoCascio is terminated by us without cause or Mr. LoCascio terminates his employment for good reason, we must pay him an amount equal to the amount of his salary for the 12 months following the date of termination, and the pro rata portion of the bonus he would have been entitled to receive for the fiscal year in which the termination occurred. These amounts are payable in three monthly installments beginning 30 days after his termination. “Cause” means (i) an act or acts of dishonesty, moral turpitude or intentional felonious behavior which are materially detrimental to the Company, (ii) failure by Mr. LoCascio to obey the reasonable and lawful orders of our Board of Directors, (iii) gross negligence by Mr. LoCascio in the performance of, or willful disregard by Mr. LoCascio of his obligations under the agreement, or (iv) a conviction of Mr. LoCascio (including entry of a guilty or nolo contendre plea) of a crime involving fraud, dishonesty or moral turpitude or a felony. “Good reason” means (i) if Mr. LoCascio has suffered a material change or diminution in duties and responsibilities, (ii) if our Board of Directors reduces the base salary or bonus to which Mr. LoCascio is entitled under the agreement, (iii) if we consummate a sale of all or substantially all of our assets to a third party and the third party does not assume the obligations of the Company under the agreement or (iv) if Mr. LoCascio is relocated to a location outside the New York Metropolitan area. Pursuant to the agreement, for a period of one year from the date of termination of Mr. LoCascio’s employment, he may not directly or indirectly compete with us, including, but not limited to, being employed by any business which competes with us, or otherwise acting in a manner intended to advance an interest of a competitor of ours in a way that will or may injure an interest of ours.

Timothy E. Bixby, our President and Chief Financial Officer, is employed pursuant to an employment agreement entered into as of June 23, 1999, which continues until it is terminated by either party. Pursuant to the agreement, Mr. Bixby is entitled to receive an annual base salary of not less than $140,000 and an annual discretionary bonus. The Compensation Committee of our Board set Mr. Bixby’s annual salary at $325,000, effective April 2008, and target incentive compensation for 2009 was set at $200,000. Mr. Bixby is also eligible to receive long-term incentive awards determined by our Board consisting of options to purchase common stock. If, following a change of control of the Company, Mr. Bixby’s employment is terminated without cause or due to a constructive discharge, all of his options then outstanding will vest immediately, we must pay him a lump-sum amount equal to his annual salary plus the pro rata portion of the bonus he would have been entitled to receive for the year in which the termination occurred and he will be entitled to continue to receive healthcare benefits for one year following such a termination. If Mr. Bixby’s employment is terminated without cause or due to a constructive discharge not in connection with a change of control of the Company, we must pay Mr. Bixby his base salary for the 12 months following such a termination, his outstanding options will continue to vest under the original vesting schedule for such 12 month period and he will be entitled to continue to receive healthcare benefits for one year following such a termination. “Cause” means Mr. Bixby’s serious, willful misconduct with respect to his duties under which has resulted or is likely to result in material economic damage to the Company (subject to notice and cure provisions). “Constructive Discharge” means a failure of the Company to fulfill its obligations under the agreement in any material respect including any reduction of Mr. Bixby’s base salary or other material change by the Company in the functions, duties or responsibilities of the position which would reduce the responsibility or scope of his position (subject to notice and cure provisions). Pursuant to the agreement, for a period of one year from the date of termination of Mr. Bixby’s employment, he may not directly or indirectly compete with us, including, but not limited to, being employed by any business which competes with us, or otherwise acting in a manner intended to advance an interest of a competitor of ours in a way that will or may injure an interest of ours.

Eli Campo, our Executive Vice President, GM, Technology Operations — Tel Aviv, and we have entered into a letter agreement, dated as of December 22, 2006, covering the terms and conditions of Mr. Campo’s employment. Pursuant to the agreement, Mr. Campo is entitled to receive an annual base salary of 864,000 NIS and benefits in accordance with LivePerson’s existing standard practices and policies and to participate in LivePerson’s bonus plan under terms comparable to other LivePerson employees of a similar role and responsibility. For our Fiscal Year 2009, the average exchange rate was approximately US $1.00/3.94 NIS. The agreement provides that Mr. Campo’s target incentive compensation in subsequent years will be determined by LivePerson but may not be less than 25% of his then-current annual base salary. Effective April 2008, Mr. Campo’s base salary was set at 900,900 NIS. We make payments toward various employee benefits in accordance with the laws of the State of Israel. Mr. Campo must provide six months prior notice for a voluntary termination. If Mr. Campo’s full-time employment with us continues during the six month period following his notice of voluntary termination, he would be entitled to receive the pro rata portion of the bonus he would have been entitled to receive for the fiscal year in which the termination occurred and his options that were scheduled to vest within six months following such termination would accelerate and be fully exercisable upon such termination. If Mr. Campo is terminated by us without cause or constructively terminated, subject to signing a release of claims, he is entitled to receive a lump-sum payment equal to his then-current base salary for six months and the pro rata portion of the bonus he would have been entitled to receive for the fiscal year in which the termination occurred and his options that were scheduled to vest within 12 months following the termination would accelerate and be fully exercisable upon the termination. “Cause” is defined as (i) Mr. Campo’s failure to substantially perform his duties provided that we have previously made him aware of such failure, (ii) Mr. Campo’s conviction of, or plea of nolo contendere to, a felony or any other crime involving dishonesty, fraud, or moral turpitude, (iii) Mr. Campo’s gross negligence or willful misconduct in connection with the performance of his duties and responsibilities, (iv) Mr. Campo’s failure to substantially comply with our rules and policies governing employee conduct or with the lawful directives of our Board of Directors, or (v) Mr. Campo’s breach of any non-disclosure, non-solicitation, non-competition or other restrictive covenant obligations to us. “Constructively terminated” is defined as a resignation by Mr. Campo as a result of a material diminution of his job responsibilities, level of authority, title and/or base salary without his consent, subject to certain exceptions and notice and cure provisions.

James J. Dicso, our Senior Vice President, Enterprise Sales and Services, and we have entered into a letter agreement, dated as of November 6, 2009, covering the terms and conditions of Mr. Dicso’s employment, which superseded his prior letter agreement dated November 3, 2004. Pursuant to the agreement, Mr. Dicso is entitled to receive an annual base salary of $250,000 and an annual discretionary bonus. In February 2008, when Mr. Dicso became our Senior Vice President of Enterprise Sales and Services, target incentive compensation of $150,000 was established for 2009 based on revenue performance and other factors. If Mr. Dicso is terminated without cause, he is entitled to receive his base salary for six months following such termination. If there is a change of control of the Company and Mr. Dicso is terminated without cause or by him for good reason, in addition to receiving his base salary for nine months following such termination, his options that were scheduled to vest within 24 months following such termination would accelerate and be fully exercisable upon such termination. “Cause” means willful misconduct with respect to Mr. Dicso’s duties and responsibilities which results or is likely to result in material damage to the Company in the sole discretion of our Board of Directors. “Good reason” is defined as a result of a material diminution of his job responsibilities, level of authority, title and/or base salary without his consent, subject to certain exceptions and notice and cure provisions.

Monica L. Greenberg, our Senior Vice President, Business Affairs and General Counsel, and we have entered into a letter agreement, dated as of October 25, 2006, covering the terms and conditions of Ms. Greenberg’s employment. Pursuant to the agreement, Ms. Greenberg was entitled to receive an annual base salary of $215,000 and to participate in LivePerson’s bonus plan under terms comparable to other LivePerson employees of a similar role and responsibility. Effective April 2008, Ms. Greenberg’s annual salary was adjusted to $255,000, and target incentive compensation of $85,000 was established for 2009. If Ms. Greenberg is terminated without cause or constructively terminated after this period, she is entitled to receive her then-current base salary for six months following such termination and all options held by her would accelerate and be fully exercisable upon such termination. If there is a change of control of the Company and Ms. Greenberg is terminated without cause or constructively terminated, she is entitled to receive her base salary for nine months following such termination and all options held by her would accelerate and be fully exercisable upon such termination. “Cause” means willful misconduct with respect to Ms. Greenberg’s duties and responsibilities which results or is likely to result in material damage to the Company in the sole discretion of our Board of Directors. “Constructively terminated” is defined as a resignation by Ms. Greenberg as a result of a material diminution of her job responsibilities, level of authority, title and/or base salary without her consent, subject to certain exceptions and notice and cure provisions.

Potential Payments Upon Termination or Change-in-Control

The following describes and quantifies additional compensation that would have become payable to certain of our executives in connection with an involuntary termination of their employment or a change in control of LivePerson on December 31, 2009 as described under “Employment Agreements for our Named Executive Officers.” Where applicable, the amounts payable assume a $6.97 fair value of our common stock (the closing price of our common stock on December 31, 2009).

Executive Officer	Reason for Payment	Cash Payment ($)	Accelerated Vesting of Equity Awards ($)	Benefits ($)	Other ($)
Robert P. LoCascio	Termination without cause or for good reason (regardless of whether a change of control occurred)	650,000(1)	––	—	—
Timothy E. Bixby	Termination without cause or due to a constructive discharge, not following a change of control	325,000(2)	85,890(3)	19,607(6)	—
	Termination without cause or due to a constructive discharge, following a change of control	650,000(1)	275,333(4)	19,607(6)	—
Eli Campo	Termination without cause or constructively terminated (regardless of whether a change of control occurred)	210,513(8)	224,495(3)	—	85,837(7)
James J. Dicso	Terminated without cause, not following a change of control	125,000(9)	—	—	—
	Terminated without cause, following a change of control	187,500(10)	171,900(5)	—	—
Monica L. Greenberg	Terminated without cause, not following a change of control	127,500(9)	448,810(4)	—	—
	Terminated without cause, following a change of control	191,250(10)	448,810(4)	—	—

(1)	Represents annual base salary as of December 31, 2009 and Fiscal Year 2009 bonus as of December 31, 2009.
(2)	Represents annual base salary as of December 31, 2009.
(3)	Represents the closing price of our common stock on December 31, 2009 less the exercise price multiplied by the number of shares underlying the options subject to continued vesting for 12 months.
(4)	Represents the closing price of our common stock on December 31, 2009 less the exercise price multiplied by the number of shares underlying all unvested options.
(5)	Represents the closing price of our common stock on December 31, 2009 less the exercise price multiplied by the number of shares underlying the options subject to continued vesting for 24 months.
(6)	Represents continued healthcare coverage for one year.
(7)	Represents funds held by us for executive insurance and the Advance Study Fund.

(8)	Represents base salary as of December 31, 2009 for six months and Fiscal Year 2009 bonus as of December 31, 2009.
(9)	Represents base salary as of December 31, 2009 for six months.
(10)	Represents base salary as of December 31, 2009 for nine months.

Grants of Plan-Based Awards in 2009 Fiscal Year

The following table sets forth information concerning awards under our equity and non-equity incentive plans granted to each of the Named Executive Officers in 2009, including performance-based awards.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)
Robert P. LoCascio	—	—	200,000	(1)	—	—	—	—	—
	3/5/2009	—	—		—	—	25,000	1.79	26,138
Timothy E. Bixby	—	—	200,000	(1)	—	—	—	—	—
	3/5/2009	—	—		—	—	25,000	1.79	26,138
Eli Campo	—	—	85,000	(2)	—	—
	3/5/2009	—	—		—	—	100,000	1.79	104,550
James J. Dicso	—	—	150,000	(3)	—	—
	3/5/2009	—	—		—	—	20,000	1.79	20,910
Monica L. Greenberg	—	—	85,000	(2)	—	—
	3/5/2009	—	—		—	—	17,000	1.79	17,774

(1)	Amounts shown represent the target awards that could have been earned by the Named Executive Officer under the Company’s annual cash incentive bonus plan for these executives. There were no threshold bonus opportunities. The target amount could be exceeded based on applicable metrics and other factors. Awards are based on Company performance as measured by a combination of revenue, EBITDA, the achievement of strategic objectives and other metrics and components defined by the Compensation Committee. Actual incentives earned in 2009 and paid in 2010 are reflected in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column.
(2)	Amounts shown represent the target awards that could have been earned by the Named Executive Officer under the Company’s annual cash incentive bonus plan for these executives. There were no threshold bonus opportunities. The target amount could be exceeded based on performance metrics. Awards are based on achievement of individual performance objectives, Company performance as measured by EBITDA and the achievement of strategic objectives. The actual incentives earned in 2009 and paid in 2010 are reflected in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column.
(3)	Amounts shown represent the target awards that could have been earned by the Named Executive Officer under the Company’s annual cash incentive bonus plan for this executive. The target amount could be exceeded based on performance metrics. Awards are based on Company performance as measured primarily by revenue along with other company performance metrics. Actual incentives earned in 2009 and paid in 2010 are reflected in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column.
(4)	The exercise price is the grant date closing market price per share.

Outstanding Equity Awards at End of 2009 Fiscal Year

The following table set forth information concerning unexercised stock options outstanding for each of the Named Executive Officers as of the end of the 2009 Fiscal Year. We have not granted any restricted stock or made any other stock awards.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Robert P. LoCascio	250,000	—	—	2.92	1/27/2015
	27,500	27,500	—	5.90	1/30/2017
	—	25,000	—	1.79	3/5/2019
Timothy E. Bixby	194,500	—	—	0.72	12/12/2012
	145,000	—	—	2.92	1/27/2015
	27,500	27,500	—	5.90	1/30/2017
	10,375	31,125	—	3.23	4/1/2018
	—	25,000	—	1.79	3/5/2019
Eli Campo	150,000	150,000	—	6.04	2/21/2017
	6,750	20,250	—	3.23	4/1/2018
	—	100,000	—	1.79	3/5/2019
James J. Dicso	40,000	—	—	1.97	11/16/2014
	150,000	—	—	3.16	7/22/2015
	30,000	30,000	—	5.90	1/30/2017
	12,500	37,500	—	3.45	2/22/2018
	—	20,000	—	1.79	3/5/2019
Monica L. Greenberg	37,500	12,500	—	5.58	11/13/2016
	12,500	12,500	—	5.90	1/30/2017
	—	93,750	—	3.45	2/22/2018
	—	17,000	—	1.79	3/5/2019

(1)	Each stock option grant listed above vests as to 25% of the original number of shares covered by each stock option grant on the first anniversary of the grant date of each stock option (the “Grant Date”) and as to an additional 25% of the original number of shares at the end of each successive anniversary of the Grant Date until the fourth anniversary of the Grant Date, subject to any acceleration provisions set forth in each executive’s employment agreement as described above in “Employment Agreement for our Named Executive Officers.”

Option Exercises and Stock Vested in 2009 Fiscal Year

The following table sets forth information concerning the number of shares acquired and the value realized by the named executive officers as a result of stock option exercises and restricted stock vesting in 2009.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Robert P. LoCascio	—	—
Timothy E. Bixby	672,500	2,233,290
Eli Campo	—	—
James J. Dicso	80,000	261,105
Monica L. Greenberg	31,250	81,250

(1)	Value realized on exercise is based on the market price of our common stock at the time of exercise less the exercise price, multiplied by the number of shares underlying the exercised options.

Compensation of Directors in 2009 Fiscal Year

The following table sets forth information concerning the compensation of our non-employee directors in the 2009 Fiscal Year.

Following the table is a discussion of material factors related to the information disclosed in the table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	Changed in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Steven Berns	34,000	—	28,956	—	—	—	62,956
Emmanuel Gill	29,000	—	28,956	—	—	—	57,956
Kevin C. Lavan	40,000	—	28,956	—	—	—	68,956
William G. Wesemann	30,000	—	28,956	—	—	—	58,956

(1)	This column represents the aggregate grant date fair value of stock options granted to each non-employee director in the 2009 Fiscal Year computed in accordance with FASB ASC Topic 718.
(2)	At December 31, 2009, the number of shares underlying unexercised stock options were: Mr. Berns, 60,000; Mr. Gill, 65,000; Mr. Lavan, 75,000; and Mr. Wesemann, 105,000.

Directors who are also our employees receive no additional compensation for their services as directors. As of January 1, 2009, directors who are not our employees receive an annual cash stipend of $20,000 and a cash payment of $1,000 for attendance in person or by telephone at each meeting of the Board of Directors or committees of the Board of Directors, and they are reimbursed for reasonable travel expenses and other reasonable out-of-pocket costs incurred in connection with attendance at meetings. In addition, the Chairman of the Audit Committee and the Chairman of the Compensation Committee receive an annual cash stipend of $10,000 and $5,000, respectively.

Non-employee directors are granted options to purchase 35,000 shares of our common stock upon their election to the Board of Directors. In addition, non-employee directors are granted options to purchase 15,000 shares of our common stock on the date of each annual meeting of stockholders. These non-employee director option grants are made under our 2009 Stock Incentive Plan, adopted on June 9, 2009.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of our Board of Directors during the 2009 Fiscal Year were Mr. Berns (Chair), Mr. Gill and Mr. Wesemann.

During the 2009 Fiscal Year:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;
•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000;
•	none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;
•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and
•	none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

Certain Relationships and Related Transactions

Any transaction or series of transactions in which we participate and a related person has a material interest would require the prior approval by our Board of Directors. In such cases, the Board of Directors would review all of the relevant facts and circumstances and would take into account, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If a transaction relates to a director, that director would not participate in the Board of Directors’ deliberations.

Related persons would include a member of our Board of Directors and our executive officers and their immediate family members. It would also include persons controlling over five percent of our outstanding common stock. Under our written policy on conflicts of interest, all of our directors, executive officers and employees have a duty to report to the appropriate level of management potential conflicts of interests, including transactions with related persons.

Pursuant to our Audit Committee Charter, our Audit Committee is responsible for reviewing potential conflict of interest situations and approving, on an ongoing basis, all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K. In particular, our Audit Committee Charter requires that our Audit Committee approve all transactions between the Company and one or more directors, executive officers, major stockholders or firms that employ directors, as well as any other material related party transactions that are identified in a periodic review of our transactions.

Described below is information concerning certain related party transactions approved by the Board of Directors and the Audit Committee.

Certificate of Incorporation

Our Certificate of Incorporation eliminates, subject to certain exceptions, directors’ personal liability to the Company or our stockholders for monetary damages for breaches of fiduciary duties. The Certificate of Incorporation does not, however, eliminate or limit the personal liability of a director for (1) any breach of the director’s duty of loyalty to the Company or our stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

Bylaws

Our Bylaws provide that we shall indemnify our directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law, and may indemnify our other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors and officers. The indemnification agreements contain provisions that require us, among other things, to indemnify our directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as our directors or executive officers or other entities to which they provide service at our request and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. We have obtained an insurance policy covering our directors and officers for claims that such directors and officers may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Membership and Role of the Audit Committee

The Audit Committee consists of the following members of the Company’s Board of Directors: Steven Berns, Emmanuel Gill and Kevin C. Lavan (Chair). Each member of the Audit Committee is independent, as independence is defined for purposes of Audit Committee membership by the listing standards of NASDAQ and the applicable rules and regulations of the SEC. The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements, including LivePerson’s balance sheet, income statement and cash flow statement, as required by NASDAQ rules. In addition, the Board has determined that Mr. Lavan satisfies the NASDAQ rule requiring that at least one member of our Board’s Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board has also determined that Mr. Lavan is an “audit committee financial expert” as defined by the SEC.

The Audit Committee appoints our independent registered public accounting firm, subject to ratification by our stockholders, reviews the plan for and the results of the independent audit, approves the fees of our independent registered public accounting firm, reviews with management and the independent registered public accounting firm our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between LivePerson and its officers, directors and affiliates and performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. The Audit Committee charter is available in the “Company — About Us — Investor Relations” section of our website.

Review of the Company’s Audited Consolidated Financial Statements for the 2009 Fiscal Year

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor for the Company’s 2009 fiscal year, BDO Seidman, LLP, was responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

In performing its oversight role, the Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the 2009 Fiscal Year with the Company’s management. The Audit Committee has separately discussed with BDO Seidman, LLP, the Company’s independent registered public accounting firm for the 2009 Fiscal Year, the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”), as amended, which includes, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements. In addition, the Audit Committee has also received the written disclosures and the letter from BDO Seidman, LLP required by Public Company Accounting Oversight Board independence standards, as amended, and the Audit Committee has discussed with BDO Seidman, LLP the independence of that firm from the Company.

Conclusion

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the 2009 Fiscal Year for filing with the Securities and Exchange Commission.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not necessarily experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that BDO Seidman, LLP is in fact “independent.”

Submitted by the Audit Committee of the Company’s Board of Directors:

Steven Berns
Emmanuel Gill
Kevin C. Lavan (Chair)

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

PROPOSAL TWO — ADOPTION OF THE COMPANY’S 2010 EMPLOYEE
STOCK PURCHASE PLAN

On April 27, 2010, our Board of Directors approved, and recommended that the stockholders approve, the LivePerson, Inc. 2010 Employee Stock Purchase Plan (the “Purchase Plan”).

General

The Board of Directors believes that the Purchase Plan will encourage our employees to acquire shares of our common stock, thereby better aligning their interests with other stockholders, help provide for the future financial security of our employees and foster good employee relations. Therefore, we believe that the Purchase Plan will be an important part of our compensation program and will be essential to our ability to attract, retain and motivate highly qualified employees in an extremely competitive environment.

The Purchase Plan was approved by the Board of Directors on April 27, 2010. The Purchase Plan will become effective upon its approval by the stockholders at the Annual Meeting.

Participation in the Purchase Plan will be voluntary and dependent on each eligible employee’s election to participate and their designated payroll deductions. Therefore, the benefits and amounts that will be received or allocated under the Purchase Plan are not determinable. Since the Purchase Plan is not yet effective, no purchases have been made under the Purchase Plan. As of the date of this proxy statement, assuming approval of the Purchase Plan, 1,000,000 shares of Company common stock would be available for issuance under the Purchase Plan. As of April 28, 2010, the fair market value of a share of Company common stock was $8.41.

The following is a summary of the principal features of the Purchase Plan assuming that stockholders approve this proposal. This summary does not purport to be a complete description of all of the provisions of the Purchase Plan. It is qualified in its entirety by reference to the full text of the Purchase Plan. A copy of the Purchase Plan has been filed with the SEC with this proxy statement, and any stockholder who desires to obtain a copy of the plan may do so by written request to the Company’s Secretary at LivePerson’s headquarters in New York, New York.

Description of Purchase Plan

Share Reserve.  The aggregate number of shares of Company common stock that will be available for issuance under the Purchase Plan is 1,000,000 shares. The shares may be made available from authorized but unissued shares of Company common stock. In the event of any change to the Company’s outstanding common stock, such as a recapitalization, stock split or similar event, appropriate adjustments will be made to the Purchase Plan and to each outstanding option.

Eligibility.  Any person who is employed by LivePerson (or by any of its designated subsidiaries) for at least 20 hours per week is eligible to participate in the Purchase Plan, subject to certain limitations imposed by Section 423(b) of the Internal Revenue Code, including (i) the requirement that no person may be granted rights under this Purchase Plan (and all plans qualified under Section 423(b) of the Internal Revenue Code maintained by the Company or any parent or subsidiary) to purchase more than $25,000 worth of Company common stock (valued at the time each right is granted) for each calendar year in which rights are outstanding, and (ii) the requirement that, no person who owns or holds options to purchase or who, as a result of participation in the Purchase Plan, would own or hold options to purchase 5% or more of our outstanding common stock is eligible to participate in the Purchase Plan. Non-employee directors are not eligible to participate in the Purchase Plan. As of April 28, 2010, 420 employees were eligible to participate in the Purchase Plan, of which six were executive officers of the Company.

Participation in an Offering.  Shares will initially be offered under the Purchase Plan through consecutive three-month offering periods. To participate in the Purchase Plan, eligible employees must authorize payroll deductions in any multiple of one percent (1%) up to fifteen percent (15%) of eligible earnings, including, base salary, bonuses, overtime pay, and commissions. Once an employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive offering period until such time as the employee withdraws or is withdrawn from the Purchase Plan.

Purchase Price.  The purchase price per share of Company common stock under the Purchase Plan will be no less than 85% of the lesser of the fair market value of our common stock on (i) the first day of the relevant offering period or (ii) the last day of the relevant purchase period. The fair market value of our common stock on these measurement dates will be equal to the closing price per share as reported on NASDAQ. The purchase price per share will initially be equal to 85% of the fair market value of our common stock on the last day of the relevant purchase period.

Shares Purchased.  The number of shares of our common stock a participant purchases during each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s paychecks during the offering period by the purchase price. The amount of shares purchased may be limited by the $25,000 limitation set forth in Section 423(b) of the Internal Revenue Code and described above. In addition, the Purchase Plan limits the amount of shares that any participant can purchase during any consecutive 12-month period to 2,000 shares, and the amount of shares that all participants can purchase during any consecutive 12-month period to 250,000 shares, provided that the plan administrator will establish the maximum amount of shares that any participant and all participants can purchase on any purchase date prior to the beginning of the relevant offering period. In the event that the number of shares of Company common stock that may be issued and sold during any offering period is limited by the 250,000 share limit, the number of shares that any participant purchases in that offering period will be reduced in proportion to the respective amounts which would otherwise have been purchasable by each such participant if enough shares had been available to enable all participants to purchase the full amount they elected. Any cash not applied to the purchase of fractional shares will be applied toward the purchase of shares in subsequent offerings.

Withdrawal.  A participant may withdraw from an offering under the Purchase Plan at any time without affecting his or her eligibility to participate in future offerings. However, once a participant withdraws from an offering, that participant may not subsequently participate in the same offering. A participant will automatically be withdrawn from an offering under the Purchase Plan upon a termination of employment and, in certain cases, following a leave of absence or a temporary period of ineligibility.

Transferability.  No options granted under the Purchase Plan will be transferable by the participant, except by will or the laws of inheritance following a participant’s death.

Change in Control.  In the event LivePerson is acquired by merger or sale of all or substantially all of LivePerson’s assets or outstanding voting stock, all outstanding options will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will generally be equal to 85% of the fair market value of our common stock on the day immediately prior to consummation of the transaction. In addition, in accordance with the principles of Section 423 of the Internal Revenue Code, the plan administrator may create special purchase periods or special purchase dates for individuals who become employees in connection with the acquisition of another company or cease to be employees in connection with the disposition of any portion of LivePerson or its subsidiaries.

Administration and Amendment.  The Purchase Plan is administered, at our expense, by our Compensation Committee. All questions of interpretation or application of the Purchase Plan are determined in the sole discretion of the plan administrator, and its decisions are final and binding upon all participants. The Board of Directors may at any time amend or terminate the Purchase Plan; however, such termination or amendment may not make any changes in an option previously granted that would adversely affect the rights of any participant unless such action is necessary or desirable to comply with applicable laws or is necessary to assure that LivePerson will not recognize, for financial accounting purposes, any additional compensation expense in connection with the shares offered under the Purchase Plan, should the financial accounting rules change. No amendment may be made to the Purchase Plan without the approval or ratification of our stockholders if such amendment would require stockholder approval under Section 423 of the Internal Revenue Code, or any other applicable law or regulation.

Without stockholder approval and without regard to whether any participant’s rights may be considered to have been “adversely affected,” the Board of Directors will be entitled to cancel or change purchase or offering periods, limit the frequency and/or number of changes in the amount withheld during a purchase or offering period, change or establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed enrollment forms, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares for each participant properly correspond with amounts withheld from the participant’s eligible compensation, and establish such other limitations or procedures as the Board of Directors determines in its sole discretion advisable which are consistent with the Purchase Plan.

Unless sooner terminated by the Board of Directors, the Purchase Plan shall terminate upon the earliest of (i) June 14, 2020, (ii) the date on which all shares available for issuance under the Purchase Plan shall have been sold pursuant to options exercised under the Purchase Plan, or (iii) the date on which all options are exercised in connection with a change in control of the company.

U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide as to federal income tax consequences under current U.S. tax law of participation in the Purchase Plan and does not attempt to describe all potential tax consequences. This discussion is intended for the information of our stockholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who participate in the Purchase Plan. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Tax consequences are subject to change and a taxpayer’s particular situation may be such that some variation in application of the described rules is applicable. Accordingly, participants have been advised to consult their own tax advisors with respect to the tax consequences of participating in the Purchase Plan.

The Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under this type of plan, no taxable income will be reportable by a participant, and no deductions will be allowable to LivePerson, due to the grant of the option at the beginning of an offering or the purchase of shares at the end of an offering. A participant will, however, recognize taxable income in the year in which the shares purchased under the Purchase Plan are sold or otherwise made the subject of disposition.

A sale or other disposition of shares purchased under the Purchase Plan will be a disqualifying disposition if it is made within two years after the first day of the offering period pursuant to which the shares were purchased or one year after the purchase date.

If the participant makes a disqualifying disposition of shares purchased under the Purchase Plan, the excess of the fair market value of the shares on the date of purchase over the purchase price will be treated as ordinary income to the participant at the time of such disposition and LivePerson will be entitled to an income tax deduction for the same amount for the taxable year of LivePerson in which the disposition occurs, although the income tax deduction may be limited by the deductibility of compensation paid to certain of our officers under Section 162(m) of the Internal Revenue Code. In no other instance will LivePerson be allowed a deduction with respect to the participant’s disposition of the purchased shares. Any additional gain (or loss) on the disposition will be a capital gain (or loss) to the participant.

If the participant disposes of shares purchased under the Purchase Plan after satisfying the holding period outlined above (a qualifying disposition), then the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the date of disposition exceeds the purchase price or (ii) 15% of the fair market value of the shares on the first day of the offering period pursuant to which the shares were purchased. This amount of ordinary income will be added to the basis in the shares and any gain (or loss) recognized upon the disposition will be a long-term capital gain (or loss).

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Company common stock present or represented by proxy and voting at the meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of the proposal.

Recommendation of the Board of Directors:

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ADOPTION OF THE COMPANY’S 2010 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL THREE — RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of BDO Seidman, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, including each quarterly interim period, and the Board of Directors is asking the stockholders to ratify this appointment.

Although stockholder ratification of the Audit Committee’s appointment of BDO Seidman, LLP is not required, the Board of Directors considers it desirable for the stockholders to pass upon the selection of the independent registered public accounting firm. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

A representative from BDO Seidman, LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Fees Billed to the Company for Services Rendered during the Fiscal Years Ended December 31, 2009 and 2008

BDO Seidman, LLP served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2009 and 2008.

Audit Fees

An aggregate of $522,258 and $536,800 was billed by BDO Seidman, LLP for the fiscal years ended December 31, 2009 and 2008, respectively, for professional services rendered for the audits of the Company’s annual consolidated financial statements and internal controls over financial reporting, and reviews of financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit-Related Fees

No fees were billed by BDO Seidman, LLP for the fiscal years ended December 31, 2009 and 2008 for assurance and related services that were reasonably related to the performance of the audits or review of the Company’s financial statements, and not reported under the heading “Audit Fees” above.

Tax Fees

No fees were billed by BDO Seidman, LLP for the fiscal years ended December 31, 2009 and 2008 for tax compliance, tax consulting and tax planning services.

All Other Fees

No fees were billed by BDO Seidman, LLP for the fiscal years ended December 31, 2009 and 2008 for services other than those described above.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services. The Audit Committee has authorized each of its members to pre-approve audit, audit-related, tax and non-audit services, provided that such approved service is reviewed with the full Audit Committee at its next meeting.

As early as practicable in each fiscal year, the independent registered public accounting firm provides to the Audit Committee a schedule of the audit and other services that they expect to provide or may provide during the year. The schedule is specific as to the nature of the proposed services, the proposed fees, and other details that the Audit Committee may request. The Audit Committee by resolution authorizes or declines the proposed services. Upon approval, this schedule serves as the budget for fees by specific activity or service for the year.

A schedule of additional services proposed to be provided by the independent registered public accounting firm or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule is required to be specific as to the nature of the proposed service, the proposed fee, and other details that the Audit Committee may request. The Audit Committee intends by resolution to authorize or decline authorization for each proposed new service.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock represented and voting at the Annual Meeting is required to ratify the Audit Committee’s selection of BDO Seidman, LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the Company’s or our stockholders’ best interests.

Recommendation of the Board of Directors:

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF BDO SEIDMAN, LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

ANNUAL REPORT AND HOUSEHOLDING

A copy of the Annual Report of the Company for the 2009 Fiscal Year is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

In order to reduce printing and postage costs, only one Annual Report and one Proxy Statement will be mailed to multiple stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one Proxy Statement and you wish to receive an additional copy or copies of the Annual Report and the Proxy Statement, or if your household is receiving multiple copies of the Company’s Annual Reports or Proxy Statements and you wish to request that future deliveries be limited to a single copy, please send a written request to Timothy E. Bixby, President and Chief Financial Officer, at the Company’s principal executive offices located at 462 Seventh Avenue, 3rd Floor, New York, New York 10018.

FORM 10-K

The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 11, 2010. Stockholders may obtain a copy of this report, without charge, by writing to Timothy E. Bixby, President, President and Chief Financial Officer, at the Company’s principal executive offices located at 462 Seventh Avenue, 3rd Floor, New York, New York 10018.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, references to the Audit Committee Charter and references to the independence of the Audit Committee members are not deemed filed with the Securities and Exchange Commission, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates such information by reference into a previous or future filing, or specifically requests that such information be treated as soliciting material, in each case under those statutes.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy Card to vote the shares they represent as such persons deem advisable. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy Card.

EXHIBIT A

LIVEPERSON, INC.

2010 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose of the Plan.  The purpose of this 2010 Employee Stock Purchase Plan is to encourage and enable Eligible Employees of the Company and certain of its Subsidiaries to acquire proprietary interests in the Company through the ownership of Shares. It is the intention of the Company to have this Plan and the Options granted pursuant to this Plan satisfy the requirements for “employee stock purchase plans” that are set forth under Code Section 423, although the Company makes no undertaking nor representation to maintain the qualified status of this Plan or such Options. In addition, Options that do not satisfy the requirements for “employee stock purchase plans” that are set forth under Code Section 423 may be granted under this Plan pursuant to the rules, procedures or sub-plans adopted by the Board.

2. Definitions.  Unless otherwise provided in the Plan, capitalized terms, when used herein, shall have the following respective meanings:

(a) “Account” shall mean a bookkeeping account established and maintained to record the amount of funds accumulated pursuant to the Plan with respect to a Participant for the purpose of purchasing Shares under this Plan.

(b) “Administrator” shall mean the Board, the Compensation Committee of the Board or any other committee appointed by the Board.

(c) “Applicable Laws” shall mean all applicable laws, rules, regulations and requirements, including, but not limited to, U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws, rules, regulations and requirements of any other country or jurisdiction where Options are granted under the Plan or where Eligible Employees reside or provide services, as such laws, rules, regulations and requirements shall be in effect from time to time.

(d) “Board” shall mean the Company's Board of Directors.

(e) “Change in Control” shall mean an event in which the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the jurisdiction in which the Company is incorporated, a merger or consolidation with a wholly-owned Subsidiary, or any other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings, regardless of whether the Company is the surviving corporation) or in the event the Company is liquidated.

(f) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(g) “Common Stock” shall mean the Company's common stock.

(h) “Company” shall mean LivePerson, Inc., a Delaware corporation.

(i) “Designated Subsidiaries” shall mean any Subsidiary designated by the Administrator from time to time, in its sole discretion, whose employees may participate in the Plan, if such employees otherwise qualify as Eligible Employees.

(j) “Eligible Compensation” shall mean and refer to the Participant's cash compensation paid through the Company’s or a Designated Subsidiary’s payroll system for personal services actually rendered in the course of employment. “Eligible Compensation” shall be limited to amounts received by the Participant during the period he or she is participating in the Plan and includes salary, wages, bonus and other incentive payments, amounts contributed by the Participant to any benefit plan maintained by the Company or any Designated Subsidiary (including any 401(k) plan, 125 plan, or any other deferred compensation plan), overtime pay, commissions, draws against commissions, shift premiums, sick pay, vacation pay, holiday pay, and shutdown pay, except to the extent that the exclusion of any such item (or a sub-set of any such item) is specifically directed by the Administrator for all Eligible Employees. “Eligible Compensation” does not include any remuneration paid in a form other than cash, fringe benefits (including car allowances and relocation payments), employee discounts, expense reimbursement or allowances, long-term disability payments, workmen’s compensation payments, welfare benefits, and any contributions that the Company or any Designated Subsidiary makes to any benefit plan (including any 401(k) plan or any other welfare or retirement plan).

(k) “Eligible Employee” shall mean any person, including an officer, who is regularly employed by the Company or any Designated Subsidiary except for those persons whose customary employment is for only 20 hours or less per week or for not more than five months in any calendar year (unless otherwise specified by the Administrator).

(l) “Enrollment Agreement” means an agreement between the Company and an Eligible Employee, in such form as may be established by the Administrator from time to time, pursuant to which an Eligible Employee elects to participate in this Plan, or elects to make changes with respect to such participation as permitted by this Plan.

(m) “Enrollment Period” shall mean that period of time prescribed by the Administrator during which Eligible Employees may elect to participate in an Offering Period. The duration and timing of Enrollment Periods may be changed or modified by the Administrator from time to time.

(n) “Fair Market Value” shall mean the market price of a Share as determined in good faith by the Administrator. Such determination shall be conclusive and binding on all persons. The Fair Market Value shall be determined by the following:

(i) If the Shares are admitted to trading on any established national stock exchange or market system, including without limitation NASDAQ, on the date in question, then the Fair Market Value shall be equal to the closing sales price for such Shares as quoted on such national exchange or system on such date; or

(ii) if the Shares are admitted to quotation on NASDAQ or are regularly quoted by a recognized securities dealer but selling prices are not reported on the date in question, then the Fair Market Value shall be equal to the mean between the bid and asked prices of the Shares reported for such date.

In each case, the applicable price shall be the price reported in The Wall Street Journal or such other source as the Administrator deems reliable; provided, however, that if there is no such reported price for the Shares for the date in question, then the Fair Market Value shall be equal to the price reported on the last preceding date for which such price exists. If neither (i) or (ii) are applicable, then the Fair Market Value shall be determined by the Administrator in good faith on such basis as it deems appropriate.

(o) “Maximum Offering” shall mean the maximum number of Shares that may be issued pursuant to the Plan at any given time. Unless otherwise designated by the Administrator, the Maximum Offering shall be two hundred fifty thousand (250,000) Shares during any consecutive twelve (12)-month period, provided that the limit on the maximum number of Shares that may be issued on any Purchase Date shall be established by the Administrator prior to the beginning of the Offering Period within which such Purchase Date will occur. With respect to some or all Participants in any Non-423(b) Plan, it may also mean a maximum number or value of Shares made available for purchase during a specified period (e.g., a twelve (12)-month period) as the Administrator deems necessary or appropriate to avoid a securities filing, to achieve tax objectives or to meet other Company objectives.

(p) “Non-423(b) Plan” shall mean the rules, procedures or sub-plans, if any, adopted by the Administrator as a part of this Plan, pursuant to which Options that do not satisfy the requirements for “employee stock purchase plans” that are set forth under Code Section 423 may be granted.

(q) “Offering Date” shall mean the first business day of each Offering Period as designated by the Administrator.

(r) “Offering Period” shall mean the period established in advance by the Administrator during which payroll deductions shall be collected to purchase Shares pursuant to an offering made under this Plan. An Offering Period shall not exceed twenty-four (24) months.

(s) “Option” shall mean the right granted to Participants to purchase Shares pursuant to an offering made under this Plan.

(t) “Outstanding Election” shall mean a Participant's then-current election to purchase Shares in an Offering Period, or that part of such an election which has not been cancelled (including any voluntary cancellation under Section 9 and deemed cancellation under Section 14) prior to the close of business on the last Trading Day of the Offering Period or such other date as determined by the Administrator.

(u) “Participant” shall mean an Eligible Employee who has elected to participate in the Plan pursuant to Section 6.

(v) “Plan” shall mean this LivePerson, Inc. 2010 Employee Stock Purchase Plan, as it may be amended from time to time.

(w) “Purchase Date”shall mean the last Trading Day of a Purchase Period.

(x) “Purchase Period”shall mean the period within each Offering Period established in advance by the Administrator during which payroll deductions shall be collected to purchase Shares at the end of such period pursuant to an offering.

(y) “Purchase Price Per Share” shall mean the purchase price per share established by the Administrator prior to the Offering Date for each Offering Period; provided that it shall be no less than the lower of (i) eighty-five percent (85%) of the Fair Market Value on the Offering Date or (ii) eighty-five percent (85%) of the Fair Market Value on the Purchase Date.

(z) “Shares” shall mean shares of Company Common Stock.

(aa) “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(bb) “Trading Day” shall mean a day on which the NASDAQ is open for trading.

3. Shares Reserved for Plan.  Subject to adjustment pursuant to this Section 3, an aggregate of one million (1,000,000) Shares are reserved for issuance pursuant to this Plan. The Shares reserved for issuance pursuant to this Plan shall be authorized but unissued Shares. If any Option granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such Option shall again become available for issuance under the Plan. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that will have a material effect on the price of the Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, spin-off or similar occurrence, the Administrator shall make appropriate adjustments to the maximum number and/or kind of Shares or securities which may thereafter be issued under the Plan, the number and/or kind of Shares or securities subject to outstanding Options, the number and/or kind of Shares or securities or value of any “Maximum Offering”, and the “Purchase Price Per Share” of outstanding Options.

If the number of Shares to be purchased by Participants on any Purchase Date exceeds (i) the total number of Shares then available in the Plan’s Share reserve, or (ii) the Maximum Offering, then the Administrator shall make a pro-rata allocation of any Shares that may be issued pursuant to the Plan in as uniform and equitable a manner as is reasonably practicable, as determined in the Administrator’s sole discretion. In such event, the Company shall provide written notice to each affected Participant of the reduction of the number of Shares to be purchased under the Participant’s Option.

If the Administrator determines that some or all of the Shares to be purchased by Participants on the Purchase Date would not be issued in accordance with Applicable Laws or any approval by any regulatory body as may be required, or the Shares would not be issued pursuant to an effective Form S-8 registration statement or that the issuance of some or all of such Shares pursuant to a Form S-8 registration statement is not advisable due to the risk that such issuance will violate Applicable Laws, the Administrator may, without Participant consent, terminate any outstanding Offering Period and the Options granted pursuant thereto and refund in cash all affected Participants’ entire Account balances for such Offering Period as soon as practicable thereafter.

4. Administration of the Plan.  The Administrator shall have the authority and responsibility for the day-to-day administration of the Plan, which, to the extent permitted by Applicable Laws, it may delegate to a sub-committee. Subject to the provisions of the Plan, the Administrator shall have full authority, in its sole discretion, to take any actions it deems necessary or advisable for the administration of the Plan, including, but not limited to:

(a) Interpreting the Plan and adopting rules and regulations it deems appropriate to implement the Plan including amending any outstanding Option as it may deem advisable or necessary to comply with Applicable Laws, and making all other decisions relating to the operation of the Plan;

(b) Establishing the timing and length of Offering Periods and Purchase Periods;

(c) Establishing minimum and maximum contribution rates;

(d) Establishing new or changing existing limits on the number of Shares an Eligible Employee may elect to purchase with respect to any Offering Period or Purchase Period (including the limit set forth in Section 5(b) below), other than increasing the Maximum Offering, if such limits are announced prior to the first Offering Period or Purchase Period to be affected; and

(e) Adopting such rules or sub-plans as may be deemed necessary or appropriate to comply with the laws of other countries, allow for tax-preferred treatment of the Options or otherwise provide for the participation by Eligible Employees who reside outside of the U.S., including determining which Eligible Employees are eligible to participate in the Non-423(b) Plan or other sub-plans established by the Administrator;

(f) Establishing the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; and

(g) Permitting payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the processing of properly completed enrollment forms.

The Administrator’s determinations under the Plan shall be final and binding on all persons.

5. Grant of Option; Limitations.

(a) Grant of Option.  On each Offering Date, each Participant shall automatically be granted an Option to purchase as many whole Shares as the Participant will be able to purchase with the payroll deductions credited to the Participant’s Account during the applicable Offering Period.

(b) Limit on Number of Shares Purchased.  Notwithstanding the above, the maximum number of Shares that a Participant may purchase during any consecutive twelve (12)-month period shall be two thousand (2,000) Shares, provided that the limit on the maximum number of Shares that may be purchased on any Purchase Date shall be established by the Administrator prior to the beginning of the Offering Period within which such Purchase Date will occur and such limitation shall be further limited by the Maximum Offering as described in Section 3.

(c) Limit on Value of Shares Purchased.  Any provisions of the Plan to the contrary notwithstanding, excluding Options granted pursuant to any Non-423(b) Plan, no Participant shall be granted an Option to purchase Shares under this Plan which permits the Participant’s rights to purchase Shares under all employee stock purchase plans (described in Code Section 423) of the Company and its Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of the Fair Market

Value of such Shares (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.

(d) 5% Owner Limit.  Any provisions of the Plan to the contrary notwithstanding, no Participant shall be granted an Option to purchase Shares under this Plan if such Participant (or any other person whose stock would be attributed to such Participant pursuant to Code Section 424(d)), immediately after such Option is granted, would own or hold options to purchase Shares possessing five percent (5%) or more of the total combined voting power or value of all classes of Shares or any of its Subsidiaries.

(e) Other Limitation.  The Administrator may determine, as to any Offering Period, that the offer will not be extended to highly compensated Eligible Employees within the meaning of Code Section 414(q).

6. Participation in the Plan.  An Eligible Employee may become a Participant for an Offering Period by completing the prescribed enrollment agreement and submitting such form to the Company (or the Company’s designee), or by following an electronic or other enrollment process as prescribed by the Company, during the Enrollment Period prior to the commencement of the Offering Period to which it relates. Such enrollment agreement shall contain the payroll deduction authorization described in Section 8. A payroll deduction authorization will be effective for the first Offering Period following the submission of the enrollment agreement and all subsequent Offering Periods as provided by Section 7 until it is terminated in accordance with Sections 9 or 14, it is modified by filing another enrollment agreement in accordance with this Section 6 or an election is made to decrease payroll deductions in accordance with Section 8 or until the Participant’s employment terminates or the Participant is otherwise ineligible to participate in the Plan.

7. Automatic Re-Enrollment.  Following the end of each Offering Period, each Participant shall be automatically re-enrolled in the next Offering Period at the applicable rate of payroll deductions in effect on the last Trading Day of the prior Offering Period or otherwise as provided under Section 8, unless the Participant has elected to withdraw from the Plan in accordance with Section 9, the Participant’s employment terminates or the Participant is otherwise ineligible to participate in the next Offering Period. Notwithstanding the foregoing, the Administrator may require current Participants to complete and submit a new enrollment agreement at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.

8. Payroll Deductions.  Each Participant’s enrollment agreement shall contain a payroll deduction authorization pursuant to which he or she shall elect to have a designated whole percentage of Eligible Compensation between 1% and 15% deducted on each payday during the Offering Period and credited to the Participant's Account for the purchase of Shares pursuant to the offering. Payroll deductions shall commence on the Offering Date of the first Offering Period to which the enrollment agreement relates (or as soon as administratively practicable thereafter) and shall continue through subsequent Offering Periods pursuant to Section 7. Participants shall not be permitted to make any separate cash payments into their Account for the purchase of Shares pursuant to an offering. Notwithstanding the foregoing, if local law prohibits payroll deductions, a Participant may elect to participate in an Offering Period through contributions to his or her Account in a form acceptable to the Administrator. In such event, any such Participant shall be deemed to participate in a sub-plan to the Plan, unless the Administrator otherwise expressly provides that such Participant shall be treated as participating in the Plan.

If in any payroll period, a Participant has no pay or his or her pay is insufficient (after other authorized deductions) to permit deduction of the full amount of his or her payroll deduction election, then (i) the payroll deduction election for such payroll period shall be reduced to the amount of pay remaining, if any, after all other authorized deductions, and (ii) the percentage or dollar amount of Eligible Compensation shall be deemed to have been reduced by the amount of the reduction in the payroll deduction election for such payroll period. Deductions of the full amount originally elected by the Participant will recommence as soon as his or her pay is sufficient to permit such payroll deductions; provided, however, no additional amounts will be deducted to satisfy the Outstanding Election.

A Participant may elect to decrease the rate of his or her payroll deductions 1 (one) time during any Purchase Period by submitting the prescribed form to the Company (or the Company’s designee) at any time prior to the date specified by the Administrator or, if not such date is specified by the Administrator, the fifth

(5th) day prior to the Purchase Date. Any such payroll deduction change will be effective as soon as administratively practicable thereafter and will remain in effect for successive Purchase Periods or Offering Periods as provided in Section 7 unless the Participant submits a new enrollment agreement for a later Purchase Period or Offering Period, the Participant elects to decrease his or her payroll deductions during a future Purchase Period, the Participant elects to withdraw from the Plan in accordance with Section 9, or the Participant is withdrawn from the Plan in accordance with Section 14 or is otherwise ineligible to participate in the Plan. A Participant may not increase the rate of his or her payroll deductions during a Purchase Period. A Participant may only increase his or her rate of payroll deductions to be effective for the next Purchase Period or Offering Period by completing and filing with the Company a new enrollment agreement authorizing the payroll deductions, and such increase will be effective on the start date of the first Purchase Period or Offering Period following the filing of such form.

Notwithstanding the foregoing, the Company may adjust a Participant’s payroll deductions at any time during an Offering Period to the extent necessary to comply with Code Section 423(b)(8) and the limitations of Section 5. Payroll deductions will recommence and be made in accordance with the Outstanding Election prior to such Company adjustment starting with (x) the first Offering Period that begins in the next calendar year (if the adjustment is made to comply with Code Section 423(b)(8)) or (y) the next Purchase Period (if the adjustment is made to comply with Section 5), or (z) such other time as is determined by the Administrator, unless the Participant withdraws in accordance with Section 9, is withdrawn from the Plan in accordance with Section 14 or is otherwise ineligible to participate in the Plan.

9. Withdrawal from Offering Period After Offering Date.  An Eligible Employee may withdraw from any Offering Period after the applicable Offering Date, in whole but not in part, at any time prior to the date specified by the Administrator or, if no such date is specified by the Administrator, the Purchase Date, by submitting the prescribed withdrawal notice to the Company (or the Company’s designee). If a Participant withdraws from an Offering Period, the Participant’s Option for such Offering Period will automatically be terminated, and the Company will refund in cash the Participant’s entire Account balance for such Offering Period as soon as practicable thereafter. A Participant’s withdrawal from a particular Offering Period shall be irrevocable. If a Participant wishes to participate in a subsequent Offering Period, he or she must re-enroll in the Plan by timely submitting a new enrollment agreement in accordance with Section 6.

10. Purchase of Stock.  On each Purchase Date, the Administrator shall cause the amount credited to each Participant’s Account to be applied to purchase as many Shares pursuant to the Participant’s Option as possible at the Purchase Price Per Share, subject to limitations of Sections 3 and 5. The amount applied to purchase Shares pursuant to the Option shall be deducted from the Participant’s Account. Any amounts remaining credited to the Participant’s Account on the Purchase Date shall be retained in the Participant’s Account and rolled forward to the next Purchase Period or Offering Period.

11. Interest on Payments.  No interest shall be paid on sums withheld from a Participant's pay for the purchase of Shares under this Plan unless otherwise determined necessary by the Administrator for Participants in the Non-423(b) Plan.

12. Rights as Stockholder.  A Participant will not be a stockholder with respect to Shares subject to the Participant’s Options issued under the Plan until the Shares are purchased pursuant to the Options and such Shares are transferred into the Participant's name on the Company’s books and records.

13. Options Not Transferable.  A Participant’s Options under this Plan may not be sold, pledged, assigned, or transferred in any manner. If a Participant sells, pledges, assigns or transfers his or her Options in violation of this Section 13, such Options shall immediately terminate, and the Participant shall immediately receive a refund of the amount then credited to the Participant’s Account.

14. Deemed Cancellations.

(a) Leave of Absence, Layoff or Temporarily Out of Continuous Employment.  Any Participant who is: (y) granted a paid leave of absence by the Participant's employer, or (z) otherwise temporarily not an Eligible Employee even though the Participant is still an employee of the Company or a Subsidiary (the date of any such event is referred to herein as the “Transition Date”), shall continue to be a Participant for a period no longer than 90 days after such Transition Date or, if longer, so long as the Participant's right to reemployment with his or her employer is guaranteed either by statute or Applicable Laws (but not beyond the last day of the Offering Period). Notwithstanding the foregoing and Section 8, the Participant will be treated as if he or she has withdrawn from the Plan pursuant to the provisions of Section 9 if the Participant has no pay or his or her pay is insufficient (after other authorized deductions) to make payroll deductions to the Plan during such period. If the Participant does not return from his or her leave of absence or otherwise become an Eligible Employee by the date that is 90 days from the Transition Date, his or her election to participate in the Plan shall be deemed to have been cancelled on the 91st day after the Transition Date, unless the Participant’s right to reemployment with his or her employer is guaranteed either by statute or Applicable Laws, in which case his or her election to participate in the Plan shall be deemed to have been cancelled on the 1st day after the date that the Participant’s right to reemployment with his or her employer is no longer guaranteed either by statute or Applicable Laws.

(b) Termination of Employment.  If a Participant resigns, is dismissed or transfers to a company other than the Company or a Designated Subsidiary, or if the entity that employs the Participant ceases to be a Designated Subsidiary, any outstanding Option held by the Participant shall immediately terminate, the Participant shall be withdrawn from the Plan and the Participant shall receive a refund of the amount then credited to the Participant's Account.

(c) Death of a Participant.  If a Participant dies, any outstanding Option held by the Participant shall immediately terminate and the Participant shall be withdrawn from the Plan. As soon as administratively practicable after the Participant’s death, the Shares purchased or, as applicable, the amount then credited to the Participant’s Account shall be remitted to the executor, administrator or other legal representative of the Participant’s estate or, if the Administrator permits a beneficiary designation, to the beneficiary or beneficiaries designated by the Participant if such designation has been filed with the Company or the Company’s designee before such Participant’s death. If such executor, administrator or other legal representative of the Participant’s estate has not been appointed (to the knowledge of the Company) or if the beneficiary or beneficiaries are no longer living at the time of the Participant’s death, the Company, in its discretion, may deliver the outstanding Account balance to the spouse or to any one or more dependents or relatives of the Participant or to such other person as the Company may designate.

15. Application of Funds.  All funds received by the Company in payment for Shares purchased under this Plan and held by the Company at any time may be used for any valid corporate purpose. The amounts collected from a Participant may be commingled with the general assets of the Company and may be used for general corporate purposes.

16. No Employment/Service Rights.  Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Board or the Administrator, nor any provision of the Plan itself, shall be construed so as to grant any person the right to remain in the employ of the Company or any Subsidiary for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause.

17. Change in Control.  In the event of a Change in Control, all outstanding Options under the Plan shall automatically be exercised immediately prior to the consummation of such Change in Control by causing all amounts credited to each Participant’s Account to be applied to purchase as many Shares pursuant to the Participant’s Option as possible at the Purchase Price Per Share, subject to the limitations of Sections 3 and 5. The Company shall use its best efforts to provide at least ten (10) days’ prior written notice of the occurrence of a Change in Control and Participants shall, following the receipt of such notice, have the right to terminate their outstanding Options prior to the effective date of such Change in Control.

18. Acquisitions and Dispositions.  The Administrator may, in its sole and absolute discretion and in accordance with principles under Code Section 423, create special Offering Periods for individuals who become Eligible Employees solely in connection with the acquisition of another company or business by merger, reorganization or purchase of assets and, notwithstanding Section 14(b), may provide for special purchase dates for Participants who will cease to be Eligible Employees solely in connection with the disposition of all or a portion of any Designated Subsidiary or a portion of the Company, which Offering

Periods and purchase rights granted pursuant thereto shall, notwithstanding anything stated herein, be subject to such terms and conditions as the Administrator considers appropriate in the circumstances.

19. Automatic Termination of Offering Period.  Should the Fair Market Value on any Purchase Date within an Offering Period be less than the Fair Market Value on the Offering Date, then that Offering Period shall automatically terminate immediately after the purchase of Shares on such Purchase Date, and a new Offering Period shall commence on the next business day following such Purchase Date. The new Offering Period shall have a duration equal to the duration of the Offering Period that was just terminated or such other duration as is established by the Administrator.

20. Commencement of Plan.  This Plan as set forth herein adopted by the Board on April 27, 2010 shall become effective upon its approval by the Company’s stockholders and shall apply to all Offering Periods beginning after such date.

21. Government Approvals or Consents.  This Plan and any offering and sales of Shares or delivery of Shares under this Plan to Eligible Employees under it are subject to any governmental or regulatory approvals or consents that may be or become applicable in connection therewith.

22. Plan Amendment; Plan Termination.

(a) The Board may from time to time amend or terminate the Plan in any manner it deems necessary or advisable; provided, however, that no such action shall adversely affect any then outstanding Options under the Plan unless such action is necessary or desirable to comply with Applicable Laws or is necessary to assure that the Company will not recognize, for financial accounting purposes, any additional compensation expense in connection with the Shares offered for purchase under the Plan, should the financial accounting rules applicable to the Plan be revised; and provided, further, that no such action of the Board shall be effective without the approval of the Company’s stockholders if such approval is required by Applicable Laws.

(b) Without stockholder approval and without regard to whether any Participant’s rights may be considered to have been “adversely affected,” the Board shall be entitled to, in addition to, and without limitation with respect to, what is permitted pursuant to Section 22(a), cancel or change Purchase Periods or Offering Periods, limit the frequency and/or number of changes in the amount withheld during a Purchase Period or Offering Period, change or establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed enrollment forms, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Eligible Compensation, and establish such other limitations or procedures as the Board determines in its sole discretion advisable which are consistent with the Plan.

(c) Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) June 14, 2020, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to Options exercised under the Plan, or (iii) the date on which all Options are exercised in connection with a Change in Control.

(d) Upon the termination of the Plan, any balance in a Participant’s Account shall be refunded to him or her as soon as practicable thereafter.

23. Governing Law.  The Plan shall be governed by, and construed in accordance with the laws of the State of New York (except its choice-of-law provisions) and applicable U.S. Federal Laws.

LIVEPERSON, INC.

PROXY

ANNUAL MEETING OF STOCKHOLDERS, JUNE 15, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF LIVEPERSON, INC.

The undersigned stockholder of LivePerson, Inc. (the “Company”) revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 15, 2010 and the Proxy Statement, and appoints Robert P. LoCascio, Chief Executive Officer, and Timothy E. Bixby, the President and Chief Financial Officer, and each of them, the Proxy of the undersigned, with full power of substitution and resubstitution, to vote all shares of common stock of the Company which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on June 15, 2010 at the Courtyard by Marriott Hotel (Manhattan Times Square South), Meeting Room A, 114 West 40th Street, New York, New York 10018 (Tel: 212-391-0088) Eastern Daylight time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card, as well as our Annual Report on Form 10-K, are available at http://liveperson2010.investorroom.com.

(CONTINUED, AND TO BE DATED AND SIGNED ON OTHER SIDE)

☒ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE USING DARK INK ONLY.

1.	TO ELECT TWO CLASS I DIRECTORS TO SERVE FOR A THREE-YEAR TERM ENDING IN THE YEAR 2013 OR IN EACH CASE UNTIL THE DIRECTOR’S SUCCESSOR SHALL HAVE BEEN DULY ELECTED AND QUALIFIED;
NOMINEES: EMMANUEL GILL WILLIAM G. WESEMANN
FOR ALL NOMINEES LISTED ABOVE (EXCEPT AS WRITTEN BELOW TO THE CONTRARY) ☐

Instruction: To withhold authority to vote for an individual nominee, write the nominee’s name in the space provided at left.

WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED ABOVE	☐

2.	TO ADOPT THE COMPANY’S 2010 EMPLOYEE STOCK PURCHASE PLAN.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	TO RATIFY THE AUDIT COMMITTEE’S APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the Annual Meeting and upon other matters as may properly come before the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES LISTED ABOVE AND A VOTE FOR ALL OF THE LISTED PROPOSALS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE.

Signature (title, if any)	Signature, if held jointly	Date

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

(Print name(s) on certificate)

(JOINT OWNERS SHOULD EACH SIGN. PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEARS ON THE ENVELOPE IN WHICH THIS CARD WAS MAILED. WHEN SIGNING AS ATTORNEY, TRUSTEE, EXECUTOR, ADMINISTRATOR, GUARDIAN OR CORPORATE OFFICER, PLEASE SIGN UNDER FULL TITLE, CORPORATE OR ENTITY NAME).